Filed pursuant to Rule 424(b)(3)
Registration No. 333-209124

Prospectus

The Alkaline Water Company Inc.
Up to 3,900,000 Shares of Common Stock Underlying the Warrants
_________________________________

This prospectus relates to the issuance of up to 3,900,000 shares of our common stock upon the exercise of warrants with an exercise price of $0.50 per share, which were issued by us as part of an offering that closed on March 4, 2016 and which were included in our registration statement on Form S-1 (File No. 333-209124).

Our common stock is quoted on the OTC Markets Group’s OTCQB under the symbol “WTER”. On December 5, 2017, the closing price of our common stock on the OTCQB was $1.0202 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2017.

About This Prospectus

You should rely only on the information that we have provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security.

For investors outside the United States: we have not taken any action that would permit this offering, or the possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

All references in this prospectus to numbers of shares of common stock and per share information give retroactive effect to the 50-for-1 reverse stock split of our shares of common stock effected as of December 30, 2015, unless otherwise specified.

As used in this prospectus, the terms “we”, “us” “our” and “Alkaline” refer to The Alkaline Water Company Inc., a Nevada corporation, and its wholly-owned subsidiary, Alkaline Water Corp., and Alkaline Water Corp.’s wholly-owned subsidiary, Alkaline 88, LLC (formerly Alkaline 84, LLC), unless otherwise specified.

Prospectus Summary

The Offering

Securities offered	Up to 3,900,000 shares of common stock issuable upon exercise of the warrants.

Use of proceeds	We expect to use the net proceeds from the exercise of the warrants for capital expenditures, working capital and other general corporate purposes. See “Use of Proceeds” for more information.

OTCQB Symbol	“WTER”.

Risk Factors	See “Risk Factors” beginning on page 4 and other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our common stock.

Our Business

Our company offers retail consumers bottled alkaline water in 500ml, 700ml, 1-liter, 3-liter and 1-gallon sizes under the trade name Alkaline88®. Our product is produced through an electrolysis process that uses specialized electronic cells coated with a variety of rare earth minerals to produce our 8.8 pH drinking water without the use of any chemicals. Our product also incorporates 84 trace minerals from Pink Himalayan Rock Salt. Our product was designed to have a clean smooth taste using only purified water and the Himalayan salt. Consumers drink our water because of the taste profile and the perceived health benefits. We are now one of the largest (by sales volume) alkaline water companies in the United States.

Alkaline 88, LLC, our operating subsidiary, operates primarily as a marketing, distribution, and manufacturing company. Alkaline 88, LLC has entered into one-year agreement(s) with six different bottling companies in Virginia, Georgia, California, Texas and Arizona to act as co-packers for our product. Our current capacity at all plants exceeds $2,900,000 per month wholesale. Our branding is being coordinated through 602 Design, LLC and our component materials are readily available through multiple vendors. Our principal suppliers are Plastipack Packaging, Vav Plastics Inc., Amcor Inc. and Packaging Corporation of America.

Our product is currently at the expansion phase of its lifecycle. In March 2012 Alkaline 88, LLC did market research on the demand for a bulk alkaline product at the Natural Product Expo West in Anaheim, California. In January 2013, we began the formal launching of our product in Southern California and Arizona. Since then, we have begun to deliver product through approximately 32,000 retail outlets throughout the United States. We are presently in all 50 States and the District of Columbia, although over 50% of our current sales are concentrated in the Southwest and Texas. We have distribution agreements with large national distributors (UNFI, KeHe and C&S), representing over 150,000 retail establishments. Our current stores include convenience stores, natural food products stores, large ethnic markets and national retailers. Currently, we sell all of our products to our retailers through brokers and distributors. Our larger retail clients bring the water in through their own warehouse distribution network. Our current retail clients are made up of a variety of the following; convenience stores, including 7-11’s; large national retailers, including Albertson’s/Safeway, Kroger companies, and regional grocery chains such as Schnucks, Smart & Final, Jewel-Osco, Sprouts, Bashas’, Bristol Farms, Vallarta, Superior Foods, Brookshire’s, HEB and other companies throughout the United States. In total we are now in 45 of the top 75 (by sales) grocery retailers in the United States.

In April 2014 we entered into an exclusive territorial distribution agreement with Kalil Bottling Co. on a new single serve 700ml Bottle with a sport cap. This exclusivity is in Arizona and other areas in the Southwestern United States. Kalil Bottling Co. is a direct to store distributor (DSD). In the past fiscal year we have added a number of additional DSD’s in the Southwest and have expanded our product offering to include 500ml and 1 liter bottles.

In order to continue our expansion, we anticipate that we will be required, in most cases, to continue to give promotional deals throughout 2017 and in subsequent years on a quarterly basis ranging from a 5%-20% discount similar to all other beverage company promotional programs. It has been our experience that most of the retailers have requested some type of promotional introductory program which has included either a $0.25 -$0.50 per unit discount on an initial order; a buy one get one free program; or a free-fill program which includes 1-2 cases of free product per store location. Slotting has only been presented and negotiated in the larger national grocery chains and, in most cases, is offset by product sales.

We have not yet established an ongoing source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. As of September 30, 2017, we had an accumulated deficit of $26,269,516. Our ability to continue as a going concern is dependent on our company obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to significantly curtail or cease operations. In its report on the financial statements for the year ended March 31, 2017, our independent registered public accounting firm included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The principal offices of our company are located at 14646 N. Kierland Blvd., Suite 255, Scottsdale, AZ 85254. Our telephone number is (480) 656-2423.

Summary of Financial Data

The following information represents selected audited financial information for our company for the years ended March 31, 2017 and March 31, 2016 and selected unaudited financial information for our company for the six months ended September 30, 2017 and September 30, 2016. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, as applicable, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 27 of this prospectus.

Statements of Operations Data	Six Months Ended September 30, 2017	Six Months Ended September 30, 2016	Year Ended March 31, 2017	Year Ended March 31, 2016
Revenue	$10,021,722	$5,954,287	$12,763,630	$7,088,806
Cost of Goods Sold	$5,705,823	$3,686,825	$7,350,394	$4,432,459
Total Operating Expenses	$6,648,896	$4,224,301	$7,952,229	$10,133,485

Statements of Operations Data	Six Months Ended September 30, 2017	Six Months Ended September 30, 2016	Year Ended March 31, 2017	Year Ended March 31, 2016
Net Loss	$(2,879,482)	$(2,289,307)	$(3,454,600)	$(8,281,584)

Balance Sheets Data	As of September 30, 2017	As of March 31, 2017	As of March 31, 2016
Cash and Cash Equivalents	$481,831	$603,805	$1,192,119
Working Capital (Deficiency)	$(720,614)	$(279,116)	$395,551
Total Assets	$4,459,219	$4,270,469	$3,775,557
Total Liabilities	$4,025,798	$3,437,443	$2,248,676
Total Stockholders’ Equity (Deficit)	$433,421	$833,026	$1,526,881
Accumulated Deficit	$(26,269,516)	$(23,388,534)	$(19,933,934)

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before making an investment decision about our company. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks.

Risks Related to This Offering

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the exercise of warrants to purchase up to 3,900,000 shares of our common stock, the holders of the warrants who exercise the warrants in this offering can expect an immediate dilution of $0.4024 per share as of September 30, 2017, or 80% at the exercise price. We may also acquire other assets or businesses by issuing equity, which may result in additional dilution to our stockholders.

We will have immediate and broad discretion over the use of the net proceeds from the exercise of the warrants and we may use these proceeds in ways with which you may not agree.

We have considerable discretion in the application of the proceeds of the exercise of the warrants. We currently expect to use the net proceeds from exercise of the warrants for capital expenditures, working capital and other general corporate purposes. However, there may be circumstances where, for sound business reasons, a reallocation of funds may be necessary or advisable. You must rely on our judgment regarding the application of the net proceeds from exercise of the warrants. Our judgment may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial, or other information upon which we base our decisions.

Risks Related to Our Business

Because we have a limited operating history, our ability to fully and successfully develop our business is unknown.

We were incorporated in June 6, 2011, and we have only begun producing and distributing alkaline bottled water in 2013, and we have a limited operating history from which investors can evaluate our business. Our ability to successfully develop our products, and to realize consistent, meaningful revenues and profit has not been established and cannot be assured. For us to achieve success, our products must receive broad market acceptance by consumers. Without this market acceptance, we will not be able to generate sufficient revenue to continue our business operation. If our products are not widely accepted by the market, our business may fail.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues, manage development costs and expenses, and compete successfully with our direct and indirect competitors. We anticipate operating losses in upcoming future periods. This will occur because there are expenses associated with the development, production, marketing, and sales of our product.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have not yet established an ongoing source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. As of September 30, 2017, we had an accumulated deficit of $26,269,516. Our ability to continue as a going concern is dependent on our company obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to significantly curtail or cease operations.

In its report on our financial statements for the year ended March 31, 2017, our independent registered public accounting firm included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will need additional funds to produce, market, and distribute our product.

We will have to spend additional funds to produce, market and distribute our product. If we cannot raise sufficient capital, we may have to cease operations and you could lose your investment. We will need additional funds to produce our product for distribution to our target market. Even after we have produced our product, we will have to spend substantial funds on distribution, marketing and sales efforts before we will know if we have commercially viable and marketable/sellable products.

There is no guarantee that sufficient sale levels will be achieved.

There is no guarantee that the expenditure of money on distribution and marketing efforts will translate into sufficient sales to cover our expenses and result in profits. Consequently, there is a risk that you may lose all of your investment.

Our development, marketing, and sales activities are limited by our size.

Because we are small and do not have much capital, we must limit our product development, marketing, and sales activities. As such we may not be able to complete our production and business development program in a manner that is as thorough as we would like. We may not ever generate sufficient revenues to cover our operating and expansion costs and you may, therefore, lose your entire investment.

Changes in the non-alcoholic beverage business environment and retail landscape could adversely impact our financial results.

The non-alcoholic beverage business environment is rapidly evolving as a result of, among other things, changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures. In addition, the non-alcoholic beverage retail landscape is very dynamic and constantly evolving, not only in emerging and developing markets, where modern trade is growing at a faster pace than traditional trade outlets, but also in developed markets, where discounters and value stores, as well as the volume of transactions through e-commerce, are growing at a rapid pace. If we are unable to successfully adapt to the rapidly changing environment and retail landscape, our share of sales, volume growth and overall financial results could be negatively affected.

Intense competition and increasing competition in the commercial beverage market could hurt our business.

The commercial retail beverage industry, and in particular its non-alcoholic beverage segment, is highly competitive. Market participants are of various sizes, with various market shares and geographical reach, some of whom have access to substantially more sources of capital.

We compete generally with all liquid refreshments, including bottled water and numerous specialty beverages, such as: SoBe; Snapple; Arizona; Vitamin Water; Gatorade; and Powerade.

We compete indirectly with major international beverage companies including but not limited to: the Coca-Cola Company; PepsiCo, Inc.; Nestlé; Dr Pepper Snapple Group; Groupe Danone; Kraft Foods Group, Inc.; and Unilever. These companies have established market presence in the United States, and offer a variety of beverages that are substitutes to our product. We face potential direct competition from such companies, because they have the financial resources, and access to manufacturing and distribution channels to rapidly enter the alkaline water market. We compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including: Eternal; Essentia; Icelandic; Real Water; Aqua Hydrate; Mountain Valley; Qure; Penta; and Alka Power. These companies could bolster their position in the alkaline water market through additional expenditure and promotion.

As a result of both direct and indirect competition, our ability to successfully distribute, market and sell our product, and to gain sufficient market share in the United States to realize profits may be limited, greatly diminished, or totally diminished, which may lead to partial or total loss of your investments in our company.

Alternative non-commercial beverages or processes could hurt our business.

The availability of non-commercial beverages, such as tap water, and machines capable of producing alkaline water at the consumer’s home or at store-fronts could hurt our business, market share, and profitability.

Expansion of the alkaline beverage market or sufficiency of consumer demand in that market for operations to be profitable are not guaranteed.

The alkaline water market is an emerging market and there is no guarantee that this market will expand or that consumer demand will be sufficiently high to allow our company to successfully market, distribute and sell our product, or to successfully compete with current or future competition, all of which may result in total loss of your investment.

Our growth and profitability depends on the performance of third-parties and our relationship with them.

Our distribution network and its success depend on the performance of third parties. Any non-performance or deficient performance by such parties may undermine our operations, profitability, and result in total loss to your investment. To distribute our product, we use a broker-distributor-retailer network whereby brokers represent our products to distributors and retailers who will in turn sell our product to consumers. The success of this network will depend on the performance of the brokers, distributors and retailers of this network. There is a risk that a broker, distributor, or retailer may refuse to or cease to market or carry our product. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our product in localities that may not be receptive to our product. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sale activities. We also need to maintain good commercial relationships with third-party brokers, distributors and retailers so that they will promote and carry our product. Any adverse consequences resulting from the performance of third-parties or our relationship with them could undermine our operations, profitability and may result in total loss of your investment.

The loss of one or more of our major customers or a decline in demand from one or more of these customers could harm our business.

We have 2 major customers that together account for 34% (23%, and 11%, respectively) of accounts receivable at September 30, 2017, and 3 customers that together account for 43% (22%, 11%, and 10%, respectively) of the total revenues earned for the quarter ended September 30, 2017. There can be no assurance that such customers will continue to order our products in the same level or at all. A reduction or delay in orders from such customers, including reductions or delays due to market, economic or competitive conditions, could have a material adverse effect on our business, operating results and financial condition.

Our dependence on a limited number of vendors leaves us vulnerable to having an inadequate supply of required products, price increases, late deliveries, and poor product quality.

We have two vendors that accounted for 48% (37% and 11% respectively) of purchases for the quarter ended September 30, 2017. Like other companies in our industry, we occasionally experience shortages and are unable to purchase our desired volume of products. Increasingly, our vendors are combining and merging together, leaving us with fewer alternative sources. If we are unable to maintain an adequate supply of products, our revenue and gross profit could suffer considerably. Finally, we cannot provide any assurance that our products will be available in quantities sufficient to meet customer demand. Any limits to product access could materially and adversely affect our business and results of operations.

Health benefits of alkaline water is not guaranteed or proven, rather it is perceived by consumers.

Health benefits of alkaline water are not guaranteed and have not been proven. There is a consumer perception that drinking alkaline water has beneficial health effects. Consequently, negative changes in consumers’ perception of the benefits of alkaline water or negative publicity surrounding alkaline water may result in loss of market share or potential market share and hence loss of your investment.

Water scarcity and poor quality could negatively impact our production costs and capacity.

Water is the main ingredient in our product. It is also a limited resource, facing unprecedented challenges from overexploitation, increasing pollution, poor management, and climate change. As demand for water continues to increase, as water becomes scarcer, and as the quality of available water deteriorates, we may incur increasing production costs or face capacity constraints that could adversely affect our profitability or net operating revenues in the long run.

Increase in the cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials could harm our business.

We and our bottlers will use water, 84 trace minerals from Pink Himalayan Rock Salts, packaging materials for bottles such as plastic and paper products. The prices for these ingredients, other raw materials and packaging materials fluctuate depending on market conditions. Substantial increases in the prices of our or our bottlers’ ingredients, other raw materials and packaging materials, to the extent they cannot be recouped through increases in the prices of finished beverage products, would increase our operating costs and could reduce our profitability. Increases in the prices of our finished products resulting from a higher cost of ingredients, other raw materials and packaging materials could affect the affordability of our product and reduce sales.

An increase in the cost, a sustained interruption in the supply, or a shortage of some of these ingredients, other raw materials, or packaging materials and containers that may be caused by a deterioration of our or our bottlers’ relationships with suppliers; by supplier quality and reliability issues; or by events such as natural disasters, power outages, labor strikes, political uncertainties or governmental instability, or the like, could negatively impact our net revenues and profits.

Changes in laws and regulations relating to beverage containers and packaging could increase our costs and reduce demand for our products.

We and our bottlers intend to offer our product in non-refillable, recyclable containers in the United States. Legal requirements have been enacted in various jurisdictions in the United States requiring that deposits or certain ecotaxes or fees be charged for the sale, marketing and use of certain non-refillable beverage containers. Other proposals relating to beverage container deposits, recycling, ecotax and/or product stewardship have been introduced in various jurisdictions in the United States and overseas, and we anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels in the United States. Consumers’ increased concerns and changing attitudes about solid waste streams and environmental responsibility and the related publicity could result in the adoption of such legislation or regulations. If these types of requirements are adopted and implemented on a large scale in the geographical regions in which we operate or intend to operate, they could affect our costs or require changes in our distribution model, which could reduce our net operating revenues or profitability.

Significant additional labeling or warning requirements or limitations on the availability of our product may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements or limitations on the availability of our product relating to the content or perceived adverse health consequences of our product. If these types of requirements become applicable to our product under current or future environmental or health laws or regulations, they may inhibit sales of our product.

Unfavorable general economic conditions in the United States could negatively impact our financial performance.

Unfavorable general economic conditions, such as a recession or economic slowdown, in the United States could negatively affect the affordability of, and consumer demand for, our product in the United States. Under difficult economic conditions, consumers may seek to reduce discretionary spending by forgoing purchases of our products or by shifting away from our beverages to lower-priced products offered by other companies, including non-alkaline water. Consumers may also cease purchasing bottled water and consume tap water. Lower consumer demand for our product in the United States could reduce our profitability.

Adverse weather conditions could reduce the demand for our products.

The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold or rainy weather during the summer months may have a temporary effect on the demand for our product and contribute to lower sales, which could have an adverse effect on our results of operations for such periods.

Changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations could increase our costs or reduce our net operating revenues.

The advertising, distribution, labeling, production, safety, sale, and transportation in the United States of our product will be subject to: the Federal Food, Drug, and Cosmetic Act; the Federal Trade Commission Act; the Lanham Act; state consumer protection laws; competition laws; federal, state, and local workplace health and safety laws, such as the Occupational Safety and Health Act; various federal, state and local environmental protection laws; and various other federal, state, and local statutes and regulations. Legal requirements also apply in many jurisdictions in the United States requiring that deposits or certain ecotaxes or fees be charged for the sale, marketing, and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other types of statutes and regulations relating to beverage container deposits, recycling, ecotaxes and/or product stewardship also apply in various jurisdictions in the United States. We anticipate that additional, similar legal requirements may be proposed or enacted in the future at the local, state and federal levels in the United States. Changes to such laws and regulations could increase our costs or reduce our net operating revenues.

In addition, failure to comply with environmental, health or safety requirements and other applicable laws or regulations could result in the assessment of damages, the imposition of penalties, suspension of production, changes to equipment or processes, or a cessation of operations at our or our bottlers’ facilities, as well as damage to our image and reputation, all of which could harm our profitability.

Our products are considered premium and healthy beverages and are being sold at premium prices compared to our competitors; we cannot provide any assurances as to consumers’ continued market acceptance of our current and future products.

We will compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including Eternal, Essentia, Icelandic, Real Water, Aqua Hydrate, Mountain Valley, Qure, Penta, and Alka Power. Products offered by our direct competitors are sold in various volumes and prices with prices ranging from approximately $0.99 for a 500 milliliter bottle to $4.99 for a one-gallon bottle, and volumes ranging from half-liter bottles to one-and-a half liter bottles. We currently offer our product in a three-liter bottle for an SRP of $3.99, one-gallon bottle for an SRP of $4.99, 700 milliliter single serving at an SRP of $1.19, 1 liter at an SRP of $1.99 and a 500 milliliter at an SRP of $.99. Our competitors may introduce larger sizes and offer them at an SRP that is lower than our product. We can provide no assurances that consumers will continue to purchase our product or that they will not prefer to purchase a competitive product.

We are subject to periodic claims and litigation that could result in unexpected expenses and could ultimately be resolved against us.

From time to time, we are involved in litigation and other proceedings, including matters related to product liability claims, stockholder class action and derivative claims, commercial disputes and intellectual property, as well as trade, regulatory, employment, and other claims related to our business. Any of these proceedings could result in significant settlement amounts, damages, fines or other penalties, divert financial and management resources, and result in significant legal fees. An unfavorable outcome of any particular proceeding could exceed the limits of our insurance policies or the carriers may decline to fund such final settlements and/or judgments and could have an adverse impact on our business, financial condition, and results of operations. In addition, any proceeding could negatively impact our reputation among our guests and our brand image.

On April 7, 2017, our company terminated the employment of Steven P. Nickolas for cause. In addition, our company removed Mr. Nickolas as the president and chief executive officer of our company. Mr. Nicholas filed multiple lawsuits against our company. On October 31, 2017, our company and its subsidiaries entered into a Settlement Agreement and Mutual Release of Claims with Steven P. Nickolas, the Nickolas Family Trust, Water Engineering Solutions, LLC and Enhanced Beverages, LLC, companies and trust that are controlled or owned by Mr. Nickolas, and McDowell 78, LLC and Wright Investments Group, LLC, a company controlled or owned by Richard A. Wright. Pursuant to the Settlement Agreement and Mutual Release of Claims, Mr. Nickolas and our company agreed to file the stipulations to dismiss the complaints and counterclaim filed by each of them with prejudice, with each side to bear its own costs and attorney’s fees. See Legal Proceedings below for more information on these lawsuits.

We rely on key executive officers, and their knowledge of our business would be difficult to replace.

We are highly dependent on our two executive officers, Richard A. Wright and David A. Guarino. We do not have “key person” life insurance policies for any of our officers nor do we currently have directors & officers insurance coverage. The loss of management and industry expertise of any of our key executive officers could result in delays in product development, loss of any future customers and sales and diversion of management resources, which could adversely affect our operating results.

Our executive officers are not subject to supervision or review by an independent board or audit committee.

Our board of directors consists of Richard A. Wright, David Guarino, Aaron Keay, and Bruce Leitch. We do not have an independent audit committee. As a result, the activities of our executive officers are not subject to the review and scrutiny of an audit committee.

Risk Related to Our Stock

Because we can issue additional shares of common stock, our stockholders may experience dilution in the future.

We are authorized to issue up to 200,000,000 shares of common stock and 100,000,000 shares of preferred stock, of which 21,958,062 shares of common stock are issued and outstanding,1,500,000 shares of Series C Preferred Stock are issued outstanding, and 3,800,000 shares of Series D Preferred Stock are issued and outstanding as of December 5, 2017. Our board of directors has the authority to cause us to issue additional shares of common stock and preferred stock, and to determine the rights, preferences and privileges of shares of our preferred stock, without consent of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

Trading on the OTCQB may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTCQB operated by the OTC Markets Group. Trading in stock quoted on the OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTCQB is not a stock exchange, and trading of securities on the OTCQB is often more sporadic than the trading of securities listed on a national securities exchange like the NASDAQ or the NYSE. Accordingly, stockholders may have difficulty reselling any of our shares.

A decline in the price of our common stock could affect our ability to raise further working capital, it may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because we plan to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors not to choose to invest in our stock. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and not be successful and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our equity securities and we may be forced to go out of business.

Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission (“SEC”) has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined in Rule 15g-9) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Forward-Looking Statements

This prospectus contains forward-looking statements. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “intend”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, including the risks in the section entitled “Risk Factors”, uncertainties and other factors, which may cause our company’s or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Use of Proceeds

We may receive up to a total of $1,950,000.00 in gross proceeds upon exercise of the warrants to purchase shares of our common stock being offered pursuant to this prospectus. We expect to use the net proceeds from the exercise of the warrants for capital expenditures, working capital and other general corporate purposes. However, we are unable to predict the timing or amount of potential warrant exercises. The warrants may expire unexercised and we may never receive any proceeds.

Determination of Offering Price

The exercise price of the warrants is fixed at $0.50 and such price may be less than the market price for our common stock.

Our common stock is traded on the OTCQB operated by the OTC Markets Group under the symbol “WTER”. On December 5, 2017, the closing price for one share of our common stock on the OTCQB was $1.0202.

Dilution

If you exercise the warrants in this offering, your interest will be diluted immediately to the extent of the difference between the exercise price per share of our warrants and the pro forma net tangible book value per share of our common stock after this offering. Our net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our outstanding common stock. As of September 30, 2017, our net tangible book value was $436,828, or $0.0213 per share of common stock.

Net tangible book value dilution per share represents the difference between the exercise price per share of the warrants and the pro forma net tangible book value per share in common stock immediately after completion of the exercise of the warrants. After giving effect to the exercise of warrants to purchase up to 3,900,000 shares of common stock at an exercise price of $0.50 per share, our pro forma net tangible book value as of September 30, 2017 would have been $2,386,828 or $0.0976 per share. This represents an immediate increase of net tangible book value of $0.0763 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.4024 per share to holders of warrants who exercise the warrants in this offering. The following table illustrates this per share dilution:

Exercise price per share	$0.50
Net tangible book value per share as of September 30, 2017	$0.0213
Increase in net tangible book value per share attributable to exercise of warrants	$0.0763
Pro forma net tangible book value per share after exercise of warrants	$0.0976
Dilution in net tangible book value per share to holders of warrants	$0.4024

The above discussion and table do not include the following:

•

32,360 shares of our common stock reserved for future issuance under our 2013 Equity Incentive Plan as of September 30, 2017 and 5,615,000 shares of our common stock issuable exercise of stock options outstanding as of September 30, 2017 under our 2013 Equity Incentive Plan with a weighted average exercise price of $0.7654 per share;

•

292,918 shares of common stock issuable upon the exercise of outstanding warrants (excluding warrants to purchase up to 3,900,000 shares of our common stock being offered pursuant to this prospectus) as of September 30, 2017, with exercise prices ranging from $3.50 to $27.50 per share; and

•	Subsequent issuance after September 30, 2017 totaling 1,400,000 shares of our common stock.

Plan of Distribution

The shares of common stock underlying the warrants are being offered directly by us and the holders of such warrants may purchase the shares of common stock directly from us by exercising their outstanding warrants at an exercise price of $0.50 per share. The warrants were issued by us as part of an offering that closed on March 4, 2016 and which were include in our registration statement on Form S-1 (File No. 333-209124).

Description of Securities

Capital Stock

The aggregate number of shares that we have the authority to issue is 300,000,000, of which 200,000,000 shares are common stock, with a par value of $0.001 per share, and 100,000,000 shares are preferred stock, with a par value of $0.001 per share. 3,000,000 shares of our authorized preferred stock are designated as “Series C Preferred Stock” and have conversion rights. 5,000,000 shares of our authorized preferred stock are designated as “Series D Preferred Stock” and have conversion rights.

As of December 5, 2017, there were 21,958,062 shares of our common stock issued and outstanding, 1,500,000 shares of Series C Preferred Stock issued and outstanding and 3,800,000 shares of Series D Preferred Stock issued and outstanding.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of our stockholders, including the election of directors. Except as otherwise provided by law or as provided in any resolution adopted by our board of directors providing for the issuance of any series of preferred stock, the holders of our common stock possess all voting power. There is no cumulative voting in the election of directors. Stockholders holding at least 10% of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the articles of incorporation. When a quorum is present or represented at any meeting, the vote of the stockholders of a majority of the stock having voting power present in person or represented by proxy will be sufficient to elect members of our board of directors or to decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the articles of incorporation, a different vote is required in which case such express provision will govern and control the decision of such question. Except as otherwise required by law, any action required to be taken at a meeting of our stockholders, or any other action which may be taken at a meeting of our stockholders, may be taken without a meeting, without prior notice and without a vote if written consents are signed by our stockholders representing a majority of the shares entitled to vote at such a meeting.

Our board of directors has the power to amend our bylaws. As a result, our board of directors can change the quorum and voting requirements at a meeting of our stockholders, subject to the applicable laws.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of our common stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefore, dividends payable in cash, stock or otherwise. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Upon any liquidation of our company, and after holders of any outstanding series of preferred stock have been paid in full the amounts to which they respectively are entitled or a sum sufficient for such payment in full has been set aside, the remaining net assets of our company are to be distributed pro rata to the holders of our common stock, to the exclusion of holders of our preferred stock.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Preferred Stock

Our preferred stock may be divided into and issued in series. Our board of directors is authorized to divide the authorized shares of preferred stock into one or more series, each of which will be so designated as to distinguish the shares thereof from the shares of all other series and classes. Our board of directors is authorized to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following.

(a)	The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends will accrue;

(b)	Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f)

Voting powers, if any, provided that if any of the preferred stock or series thereof will have voting rights, such preferred stock or series will vote only on a share for share basis with the common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)

Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

We must not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of common stock or other class of stock junior to the preferred stock as to dividends or upon liquidation) in respect of common stock, or other class of stock junior to the preferred stock, nor must we redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of preferred stock for the current period (and in the case of cumulative dividends, if any, payable to holders of preferred stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the preferred stock, as fixed by our board of directors.

In the event of the liquidation of our company, holders of preferred stock are entitled to receive, before any payment or distribution on the common stock or any other class of stock junior to the preferred stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such preferred stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such preferred stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of our company, nor any consolidation or merger of our company, will be deemed to be a liquidation for this purpose.

Series C Preferred Stock

3,000,000 shares of our authorized preferred stock are designated as “Series C Preferred Stock.”

Series D Preferred Stock

5,000,000 shares of our authorized preferred stock are designated as “Series D Preferred Stock.”

Warrants Being Exercised in This Offering

Up to 3,900,000 shares of our common stock underlying the warrants are being offered directly by us and each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.50 per share. The warrants are exercisable immediately upon issuance and expire on March 4, 2018.

The warrants provide for the adjustment of the exercise price and number of shares issuable upon exercise of the warrants in connection with stock dividends and splits, such that if and whenever the shares at any time outstanding are subdivided into a greater or consolidated into a lesser number of shares, the exercise price will be decreased or increased proportionately as the case may be and the number of shares issuable upon exercise of the warrants will be increased or decreased proportionately as the case may be.

In case of any capital reorganization or of any reclassification of the capital of our company or in the case of the consolidation, merger or amalgamation of our company with or into any other company, each warrant will after such event confer the right to purchase the number of shares or other securities of our company (or of the company resulting from such event) which the warrant holder would have been entitled to if the warrant holder had been a stockholder at the time of such event.

A warrant holder may not exercise the warrants if the number of shares of our common stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares owned by such warrant holder at such time, the number of shares of our common stock which would result in such warrant holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 in excess of 4.99% or 9.99% of all of the shares of our common stock outstanding at such time; provided, however, that upon such warrant holder providing us with 61 days’ notice that such warrant holder would like to waive this exercise restriction, this exercise restriction will not apply to all or a portion of the warrants as requested by the warrant holder; provided, further, that this exercise restriction will not apply during 61 days immediately preceding the expiration of the term of the warrants.

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of December 5, 2017, we had approximately 61 stockholders of record. Therefore, we believe that these provisions governing combination of a Nevada corporation do not apply to us and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may also have effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•

the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

Articles of Incorporation and Bylaws

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company, such as merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

Experts and Counsel

The financial statements of our company included in this prospectus have been audited by AMC Auditing, LLC to the extent and for the periods set forth in its report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in the prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP has provided us with an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

Interest of Named Experts and Counsel

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Information with respect to Our Company
Description of Business

Corporate Overview

Our company offers retail consumers bottled alkaline water in 500ml, 700ml, 1-liter, 3-liter and 1-gallon sizes under the trade name Alkaline88®. Our product is produced through an electrolysis process that uses specialized electronic cells coated with a variety of rare earth minerals to produce our 8.8 pH drinking water without the use of any chemicals. Our product also incorporates 84 trace minerals from Pink Himalayan Rock Salt. Our product was designed to have a clean smooth taste using only purified water and the Himalayan salt. Consumers drink our water because of the taste profile and the perceived health benefits. We are now one of the largest (by sales volume) alkaline water companies in the United States.

Our company, The Alkaline Water Company Inc., was incorporated under the laws of the State of Nevada on June 6, 2011 under the name “Global Lines Inc.” Our business model prior to the acquisition of Alkaline Water Corp. on May 31, 2013 was to provide chauffeuring and transportation services to residents within our local market, primarily providing transportation services such as private school student transport, sightseeing trips, and elderly transportation, and offering transportation to the airport and special events such as proms and weddings. However, as we had not successfully developed our service and had no source of revenue from our business plan, we determined to seek out a new business opportunity to increase value for our stockholders.

On February 20, 2013, The Alkaline Water Company Inc. (formerly Global Lines Inc.) entered into a non-binding letter of intent with Alkaline 88, LLC (formerly Alkaline 84, LLC), a wholly-owned subsidiary of Alkaline Water Corp., for the acquisition of all of the issued and outstanding securities of the capital of Alkaline 88, LLC. Further to this letter of intent, on May 31, 2013, The Alkaline Water Company Inc. entered into a share exchange agreement with Alkaline Water Corp. and all of its stockholders, and as a result of the closing of this agreement on the same date, Alkaline Water Corp. became a wholly-owned subsidiary of The Alkaline Water Company Inc. Consequently, after the closing of this agreement we adopted the business of Alkaline Water Corp.’s wholly-owned subsidiary, Alkaline 88, LLC.

Alkaline Water Corp. was incorporated in the State of Arizona on March 7, 2013, and it is the sole stockholder of Alkaline 88, LLC. Alkaline Water Corp. is the wholly-owned subsidiary of The Alkaline Water Company Inc., and Alkaline 88, LLC is Alkaline Water Corp.’s wholly-owned subsidiary.

Prior to the closing of the share exchange agreement, on May 30, 2013, our company effected a name change by merging with its wholly-owned Nevada subsidiary named “The Alkaline Water Company Inc.” with our company as the surviving corporation under the new name “The Alkaline Water Company Inc.” In addition, on May 30, 2013, our company effected a 15:1 forward stock split of our authorized and issued and outstanding common stock.

On October 7, 2013, we amended our articles of incorporation to create 100,000,000 shares of preferred stock by filing a Certificate of Amendment to Articles of Incorporation with the Secretary of State of the State of Nevada. The preferred stock may be divided into and issued in series, with such designations, rights, qualifications, preferences, limitations and terms as fixed and determined by our board of directors.

On October 8, 2013, we designated 20,000,000 shares of the authorized and unissued preferred stock of our company as “Series A Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. At the time, the Series A Preferred Stock had 10 votes per share. The Series A Preferred Stock is not convertible into shares of our common stock.

On November 5, 2013, we designated 1,000 shares of the authorized and unissued preferred stock of our company as “10% Series B Convertible Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. The 10% Series B Convertible Preferred Stock had, among other things, conversion rights, liquidation preferences, dividend rights, redemption rights and conversion rights.

On December 30, 2015, we effected a 50-for-1 reverse stock split of our authorized and issued and outstanding shares of common stock. As a result of the reverse stock split, the number of authorized shares of common stock of our company decreased from 1,125,000,000 to 22,500,000 and the number of issued and outstanding shares of common stock of our company decreased correspondingly. As a result of the reverse stock split, holders of our Series A Preferred Stock had 0.2 votes per share of Series A Preferred Stock.

On January 21, 2016, we amended our Articles of Incorporation to increase the number of authorized shares of our common stock from 22,500,000 to 200,000,000 by filing a Certificate of Amendment to Articles of Incorporation with the Secretary of State of the State of Nevada. As a result, the aggregate number of shares that we have the authority to issue is 300,000,000, of which 200,000,000 shares are common stock, with a par value of $0.001 per share, and 100,000,000 shares are preferred stock, with a par value of $0.001 per share.

On January 22, 2016, we amended the Certificate of Designation for our Series A Preferred Stock by filing an Amendment to Certificate of Designation with the Secretary of State of the State of Nevada. We amended the Certificate of Designation for our Series A Preferred Stock by deleting Section 2.2 of the certificate of designation, which proportionately increases or decreases the number of votes per share of Series A Preferred Stock in the event of any divided or other distribution on our common stock payable in our common stock or a subdivision or consolidation of the outstanding shares of our common stock. Accordingly, holders of Series A Preferred Stock had 10 votes per share of Series A Preferred Stock, instead of 0.2 votes per share of Series A Preferred Stock. On November 14, 2017, we withdrew the Certificate of Designation establishing Series A Preferred Stock. There were no shares of Series A Preferred Stock outstanding immediately prior to the withdrawal.

On March 30, 2016, we designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series C Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series C Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $15,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series C Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

On March 31, 2017, we withdrew the Certificate of Designation establishing 10% Series B Convertible Preferred Stock. The withdrawal was required under the Credit and Security Agreement dated February 1, 2017 with SCM Specialty Finance Opportunities Fund, L.P. There were no shares of 10% Series B Convertible Preferred Stock outstanding immediately prior to the withdrawal.

On May 3, 2017, we designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series D Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. On November 2, 2017, we increased the number of authorized shares of Series D Preferred Stock in our company to 5,000,000 shares by filing an Amendment to the foregoing Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series D Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $40,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series D Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

The principal offices of our company are located at 14646 N. Kierland Blvd., Suite 255, Scottsdale, AZ 85254. Our telephone number is (480) 656-2423.

Operations

Alkaline 88, LLC, our operating subsidiary, operates primarily as a marketing, distribution, and manufacturing company. Alkaline 88, LLC has entered into one-year agreement(s) with six different bottling companies in Virginia, Georgia, California, Texas and Arizona to act as co-packers for our product. Our current capacity at all plants exceeds $2,900,000 per month wholesale. Our branding is being coordinated through 602 Design, LLC and our component materials are readily available through multiple vendors. Our principal suppliers are Plastipack Packaging, Vav Plastics Inc., Amcor Inc. and Packaging Corporation of America.

Our product is currently at the expansion phase of its lifecycle. In March 2012 Alkaline 88, LLC did market research on the demand for a bulk alkaline product at the Natural Product Expo West in Anaheim, California. In January 2013, we began the formal launching of our product in Southern California and Arizona. Since then, we have begun to deliver product through approximately 32,000 retail outlets throughout the United States. We are presently in all 50 States and the District of Columbia, although over 50% of our current sales are concentrated in the Southwest and Texas. We have distribution agreements with large national distributors (UNFI, KeHe C&S), representing over 150,000 retail establishments. Our current stores include convenience stores, natural food products stores, large ethnic markets and national retailers. Currently, we sell all of our products to our retailers through brokers and distributors. Our larger retail clients bring the water in through their own warehouse distribution network. Our current retail clients are made up of a variety of the following; convenience stores, including 7-11’s; large national retailers, including Albertson’s/Safeway, Kroger companies, and regional grocery chains such as Schnucks, Smart & Final, Jewel-Osco, Sprouts, Bashas’, Bristol Farms, Vallarta, Superior Foods, Brookshire’s, HEB and other companies throughout the United States. In total we are now in 45 of the top 75 (by sales) grocery retailers in the United States.

In April 2014 we entered into an exclusive territorial distribution agreement with Kalil Bottling Co. on a new single serve 700ml Bottle with a sport cap. This exclusivity is in Arizona and other areas in the Southwestern United States. Kalil Bottling Co. is a direct to store distributor (DSD). In the past fiscal year we have added a number of additional DSD’s in the Southwest and have expanded our product offering to include 500ml..

In order to continue our expansion, we anticipate that we will be required, in most cases, to continue to give promotional deals throughout 2017 and in subsequent years on a quarterly basis ranging from a 5%-20% discount similar to all other beverage company promotional programs. It has been our experience that most of the retailers have requested some type of promotional introductory program which has included either a $0.25 -$0.50 per unit discount on an initial order; a buy one get one free program; or a free-fill program which includes 1-2 cases of free product per store location. Slotting has only been presented and negotiated in the larger national grocery chains and, in most cases, is offset by product sales.

Plan of Operations

In order for us to implement our business plan over the next twelve-month period, we have identified the following milestones that we expect to achieve:

•

Expansion of Broker Network - We expect to continue to develop our working relationship with our national broker network. We continually meet train and go on sales call with our national broker network in order to take advantage of the momentum currently being created by their efforts. We anticipate a considerable amount of travel and ongoing expenses at an estimated cost during that time of $300,000.

•	Increase Manufacturing Capacity - We expect to add one or two new co-packer facilities, strategically located to reduce freight costs and meet future growth objectives.

•

Expand Retail Distribution - We are currently in negotiations or have received the new item paperwork from retailers that will introduce our Alkaline 88 product line to retailers representing approximately 45,000 store locations throughout North America. We believe that by the end of fiscal year 2018, we will be in over 40,000 stores. The cost of this retail expansion is expected to be up to $2,000,000 during that time.

•

Addition of Support Staff - In order to support expansion efforts and to continue the training and support of our broker network, we will need to hire approximately two more people on the corporate level, which will be hired for the specific purpose of supporting the broker, distributor and retailers and their logistical requirements. We continue to seek and interview candidates to fill our growing need for additional staffing. The additional cost of these new hires is expected to be approximately $200,000 in salary and benefits over the next twelve months.

•

Capital Considerations - Our business plan can be adjusted based on the available capital to the business. We anticipate that approximately $2,000,000 is necessary in the near term in order to build-out a national presence for our product and to allow for the purchase of the necessary equipment and facilities over the next twelve months. To fund our expansion in the longer term, we anticipate that we need at least $3,000,000 during the next 12 months.

•	International Expansion - We expect to begin selling internationally over the next 12 months and have budgeted $160,000 towards our initial efforts.

We believe that cash flow from operations will not meet our present and near-term cash needs and thus we will require additional cash resources, including the sale of equity or debt securities, to meet our planned capital expenditures and working capital requirements for the next 12 months. We estimate that our capital needs over the next 12 months will be up to $3,000,000. We will require additional cash resources to achieve the milestones indicated above. If our own financial resources and future cash-flows from operations are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations or modify our plans to grow the business. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, will limit our ability to expand our business operations and could harm our overall business prospects.

Distribution Method for Our Product

Our distribution network is a broker-distributor-retailer network, whereby brokers represent our products to distributors and retailers. Our target retail markets are: (a) chain and independent health food stores; (b) grocery stores; (c) convenience stores; (d) drug stores; and (e) the mass retail market.

Currently we have gained broker representation through the Beacon United Group of brokers, which extend throughout the United States. Across the country and in all categories of retail trade, we are aggressively utilizing both DSD (direct to store deliveries) and warehouse opportunities in the distribution of our products throughout the country.

We have distribution agreements with large national distributors (UNFI, KeHe and C&S), representing over 150,000 retail establishments. Our current stores include convenience stores, natural food products stores, large ethnic markets and national retailers. Currently, we sell all of our products to our retailers through brokers and distributors. Our larger retail clients bring the water in through their own warehouse distribution network. Our current retail clients are made up of a variety of the following; convenience stores, including 7-11’s; large national retailers, including Albertson’s/Safeway, Kroger companies, and regional grocery chains such as Schnucks, Smart & Final, Jewel-Osco, Sprouts, Bashas’, Bristol Farms, Vallarta, Superior Foods, Brookshire’s, HEB and other companies throughout the United States. In total we are now in 45 of the top 75 (by sales) grocery retailers in the United States.

Dependence on Few Customers

We have 2 major customers that together account for 34% (23%, and 11%, respectively) of accounts receivable at September 30, 2017, and 3 customers that together account for 43% (22%, 11%, and 10%, respectively) of the total revenues earned for the quarter ended September 30, 2017. There can be no assurance that such customers will continue to order our products in the same level or at all. A reduction or delay in orders from such customers, including reductions or delays due to market, economic or competitive conditions, could have a material adverse effect on our business, operating results and financial condition.

Marketing

We intend to market our product through our broker network and to avail ourselves to the promotional activities of other companies and competitors regarding the benefits of alkaline water. We anticipate that our initial marketing thrust will be to support the retailers and distribution network with point of sales displays and other marketing materials, strategically adding an extensive public relations program and other marketing as the markets dictate.

Competition

The beverage industry is extremely competitive. The principal areas of competition include pricing, packaging, development of new products and flavors, and marketing campaigns. Our product will be competing directly with a wide range of drinks produced by a relatively large number of manufacturers. Most of these brands have enjoyed broad, well-established national recognition for years, through well-funded ad and other marketing campaigns. In addition, companies manufacturing these products generally have far greater financial, marketing, and distribution resources than we have.

Important factors that will affect our ability to compete successfully include the continued public perception of the benefits of alkaline water, taste and flavor of our product, trade and consumer promotions, the development of new, unique and cutting edge products, attractive and unique packaging, branded product advertising, pricing, and the success of our distribution network.

We will also be competing to secure distributors who will agree to market our product over those of our competitors, provide stable and reliable distribution, and secure adequate shelf space in retail outlets. The extremely competitive pressures within the beverage categories could result in our product never even being introduced beyond what they can market locally themselves.

Our product will compete generally with all liquid refreshments, including bottled water and numerous specialty beverages, such as SoBe, Snapple, Arizona, Vitamin Water, Gatorade, and Powerade. We will compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including Eternal, Essentia, Icelandic, Real Water, Aqua Hydrate, Mountain Valley, Qure, Penta, and Alka Power.

Products offered by our direct competitors are sold in various volumes and prices with prices ranging from approximately $0.99 for a half-liter bottle to $4.99 for a one-gallon bottle, and volumes ranging from half-liter bottles to one-and-a half liter bottles. We currently offer our product in a three-liter bottle for a suggested retail price (SRP) of $3.99, one-gallon bottle for an SRP of $4.99, 700 milliliter single serving at an SRP of $1.19, 1 liter at an SRP of $1.99 and a 500 milliliter at an SRP of $0.99.

Intellectual Property

Where available, we intend to obtain trademark protection in the United States for a number of trademarks for slogans and product designs. We intend to aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property, including product design, product research and concepts and recognized trademarks. These rights are protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights. The trademark for Alkaline88 has been approved in the USA and Canada and has been applied for in China.

While there can be no assurance that registered trademarks will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights could result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights will be a key component of our sales and operating strategy.

Seasonality of Business

The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold or rainy weather during the summer months may have a temporary effect on the demand for our product and contribute to lower sales, which could have an adverse effect on our results of operations for such periods.

Research and Development

Alkaline88, LLC currently has an in-house research and development department that works on activities related to the development of our alkaline generating electrolysis system machines, a proprietary alkaline water system.

Government Regulation

The advertising, distribution, labeling, production, safety, sale, and transportation in the United States of our product will be subject to: the Federal Food, Drug, and Cosmetic Act; the Federal Trade Commission Act; the Lanham Act; state consumer protection laws; competition laws; federal, state and local workplace health and safety laws; various federal, state and local environmental protection laws; and various other federal, state and local statutes and regulations.

Legal requirements apply in many jurisdictions in the United States requiring that deposits or certain ecotaxes or fees be charged for the sale, marketing, and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other types of statutes and regulations relating to beverage container deposits, recycling, ecotaxes and/or product stewardship also apply in various jurisdictions in the United States. We anticipate that additional, similar legal requirements may be proposed or enacted in the future at the local, state and federal levels in the United States.

Any third-party bottling facility that we may choose to utilize in the future and any other such operations will be subject to various environmental protection statutes and regulations, including those relating to the use of water resources and the discharge of wastewater. It will be our policy to comply with any and all such legal requirements. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect on our capital expenditures, net income or competitive position.

Employees

In addition to Richard A. Wright, who is our president, chief executive officer and director, and David Guarino, who is our chief financial officer, secretary, treasurer and director, we currently employ 11 full time employees and 1 part-time employee. We also work with retail brokers in the United States who are paid on a contract basis. Our operations are overseen directly by management that engages our employees to carry on our business. Our management oversees all responsibilities in the areas of corporate administration, business development, and research. We intend to expand our current management to retain skilled directors, officers, and employees with experience relevant to our business focus. Our management’s relationships with manufacturers, distillers, development/research companies, bottling concerns, and certain retail customers will provide the foundation through which we expect to grow our business in the future. We believe that the skill-set of our management team will be a primary asset in the development of our brands and trademarks. We also plan to form an independent network of contract sales and regional managers, a promotional support team, and several market segment specialists who will be paid on a variable basis.

Description of Property

We do not own any real estate or other property used in the operation of our current business. Our principal offices are located at 14646 N. Kierland Blvd., Suite 255, Scottsdale, AZ 85254 with the size of 3,352 square feet are leased from a third party through November, 2020 at the rate of $7,344 per month. We believe that the condition of our principal offices is satisfactory, suitable and adequate for our current needs.

Legal Proceedings

Our company is a nominal defendant in a lawsuit filed on April 6, 2017 by Steven P. Nickolas derivatively on behalf of our company against Richard Wright, David Guarino, and Aaron Keay (current directors of our company), and Daniel Lorey (current employee of our company) and our company’s former accounting firm, Seale & Beers, LLC. The lawsuit is pending in the Maricopa County, Arizona, Superior Court, “Steven Nickolas, derivatively on behalf of the Alkaline Water Company, v. Richard Wright, et al.” cause number CV2017-005488 (the “Derivative Action”). Mr. Nickolas alleges a range of conduct including breach of fiduciary and general duties owed to our company. Some of these allegations were first raised by Mr. Nickolas in August, 2016 and, at that time, our company appointed an independent director, Mr. Keay, to conduct an investigation of the allegations. Mr. Keay conducted the investigation and concluded that the claims were without merit. Though our company is a nominal defendant in this action, our company believes the claims in the action are baseless and has denied the claims. We anticipate that the other defendants will defend the action vigorously, and is paying the cost of defending against the claims, subject to a reservation of rights in the event of a finding the principal defendants breached duties owed to our company and are not eligible for indemnification. This lawsuit against all of the parties, including our company as a nominal defendant, is currently in the process of being dismissed with prejudice pursuant a Settlement Agreement and Mutual Release of Claims dated October 31, 2017 detailed below.

On October 31, 2017, our company and its subsidiaries entered into a Settlement Agreement and Mutual Release of Claims (the “Settlement Agreement”) with Steven P. Nickolas, the Nickolas Family Trust, Water Engineering Solutions, LLC and Enhanced Beverages, LLC, companies and trust that are controlled or owned by Mr. Nickolas, (collectively, the “Nickolas Parties”) and McDowell 78, LLC and Wright Investments Group, LLC, a company controlled or owned by Richard A. Wright, (collectively, “Wright/McDowell”).

The Settlement Agreement provides, among other things, the following:

1.	Simultaneous with the full execution of the Settlement Agreement, we agreed to pay Mr. Nickolas $110,000 in one lump sum (paid);

2.

From the date of the Settlement Agreement, we agreed to waive the application of our Insider Trading Policy as to Mr. Nickolas, thereby removing any black-out periods for all future sales of our common stock by Mr. Nickolas;

3.	Within three business date of the full execution of the Settlement Agreement, we agreed to instruct our transfer agent to issue Mr. Nickolas 700,000 shares of our common stock (issued);

4.	Within 10 business days of the full execution of the Settlement Agreement, we agreed to issue Mr. Nickolas 300,000 shares of our Series D Preferred Stock (issued);

5.

In exchange of 700,000 shares of our common stock and 300,000 shares of our Series D Preferred Stock described above, Mr. Nickolas forfeited his 10,000,000 shares of our Series A Preferred Stock, to be cancelled for no further consideration;

6.

Upon the full execution of the Settlement Agreement, Mr. Nickolas and our company agreed to file the stipulations to dismiss the complaints and counterclaim filed by each of them with prejudice, with each side to bear its own costs and attorney’s fees. In addition, our company and Wright/McDowell agreed that they will effectuate the dismissal of an arbitration proceeding against the Nickolas Parties with prejudice, with each side to bear its own attorneys’ fees and costs;

7.	Mr. Nickolas surrendered all right, interest or claim to the shares of our common stock owned by WIN Investments, LLC and Lifewater Industries, LLC for no additional consideration;

8.

Mr. Nickolas acknowledged and agreed that the employment agreement between Mr. Nickolas and our company was terminated as of April 7, 2017 and no further amounts are owed to Mr. Nickolas under the employment agreement and we agreed to waive restrictive covenants set out in the employment agreement.

9.	We agreed to assume financial responsibility for the federal tax obligations in the total amount of $45,738.68 owed by Mr. Nickolas and certain outstanding invoice in the amount of $21,008.71;

10.

Mr. Nickolas acknowledged and agreed that 1,500,000 stock options with an exercise price of $0.52 issued to Mr. Nickolas on or about March 1, 2016 has expired and a total of 148,000 stock options issued to Mr. Nickolas before 2016 will automatically expire 90 days from October 6, 2017, the date Mr. Nickolas ceased being a director of our company;

11.

We agreed that Mr. Nickolas will have access to a reasonable amount of Alkaline88 water, not to exceed 30 cases at the time of pickup at our facility, for his personal consumption only at no cost while Mr. Nickolas is a direct stockholder of our company and Mr. Nickolas will be limited to an average of 20 cases per month for his personal consumption; and

12.	The parties also agreed to mutual release of claims.

Our company was named as a defendant in a lawsuit filed on April 6, 2017, by Douglas Horn in the Maricopa County, Arizona, Superior Court, styled as “Horn v. The Alkaline Water Company, Inc., et al.,” cause number CV2017-005485. Mr. Horn sought damages arising out of the alleged breach of a written employment agreement between our company and Mr. Horn. Mr. Horn alleged that our company has failed to pay wages and to transfer stock allegedly owed to him under the terms of his employment agreement. Our company denied the allegations of the claims, and moved to dismiss pursuant to the terms of the employment agreement which require that all disputes be resolved by arbitration. In response, Mr. Horn filed a notice of dismissal of all claims in that court, without prejudice. On September 21, 2017, Mr. Horn filed a Demand for Arbitration with the American Arbitration Association, asserting the same claims. The claim has been assigned No. 01-17-0005-6474. Our company has responded, denying any liability to Mr. Horn. No date for arbitration has yet been set. Our company intends to defend the claim vigorously.

Except as detailed above, we know of no material pending legal proceedings to which our company or any of our subsidiaries is a party or of which any of our properties, or the properties of any of our subsidiaries, is the subject. In addition, we do not know of any such proceedings contemplated by any governmental authorities.

Except as detailed above, we know of no material proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder is a party adverse to our company or any of our subsidiaries or has a material interest adverse to our company or any of our subsidiaries.

Market Price of and Dividends on Our Common Equity
and Related Stockholder Matters

Market Information

Our common stock is quoted on the OTC Markets Group’s OTCQB under the trading symbol “WTER”. Trading in stocks quoted on the OTCQB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated or have little to do with a company’s operations or business prospects.

Set forth below are the range of high and low bid quotations for the periods indicated as reported by the OTCQB. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

Quarter Ended	High Bid	Low Bid
September 30, 2017	$1.55	$1.10
June 30, 2017	$1.67	$1.08
March 31, 2017	$1.08	$0.88
December 31, 2016	$1.35	$0.95
September 30, 2016	$1.80	$1.23
June 30, 2016	$2.00	$1.38
March 31, 2016	$1.95	$0.52
December 31, 2015	$5.00	$1.41
September 30, 2015	$8.50	$4.50
June 30, 2015	$7.10	$3.50

On December 5, 2017, the closing price of our common stock as reported by the OTCQB was $1.0202 per share.

Transfer Agent

Our shares of common stock are issued in registered form. The transfer agent and registrar for our common stock is Island Stock Transfer, located at 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760.

Holders of Common Stock

As of December 5, 2017, there were approximately 61 holders of record of our common stock. As of such date, 21,958,062 shares were issued and outstanding.

Dividends

The payment of dividends, if any, in the future, rests within the sole discretion of our board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since our inception and have no present intention of paying any cash dividends on our common stock in the foreseeable future.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Financial Statements

Financial Statements For the Years Ended March 31, 2017 and 2016

Report of Independent Registered Public Accounting firm

Consolidated Balance Sheets

Consolidated Statement of Operations

Consolidated Statement of Stockholders’ Equity (Deficit)

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

Financial Statements For the Six Months Ended September 30, 2017 and 2016

Consolidated Balance Sheet

Consolidated Statement of Operations

Condensed Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
The Alkaline Water Company Inc.

We have audited the accompanying balance sheets of The Alkaline Water Company Inc. as of March 31, 2017 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended March 31, 2017. The Alkaline Water Company Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Alkaline Water Company Inc. as of March 31, 2017 and the results of its operations and its cash flows for the year ended ended March 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative working capital at March 31, 2017, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ AMC Auditing

AMC Auditing
Las Vegas, Nevada
July 11, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
The Alkaline Water Company Inc.

We have audited the accompanying consolidated balance sheet of The Alkaline Water Company Inc. as of March 31, 2016 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended March 31, 2016. The Alkaline Water Company Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Alkaline Water Company Inc. as of March 31, 2016 and the results of its operations and its cash flows for the year ended March 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ AMC Auditing

AMC Auditing
Las Vegas, Nevada
November 21, 2017

THE ALKALINE WATER COMPANY INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2017	March 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$603,805	$1,192,119
Accounts receivable	1,419,281	911,390
Inventory	819,988	434,708
Prepaid expenses	307,247	10,806

Total current assets	3,150,321	2,549,023

Fixed assets - net	1,120,148	1,226,534

Total assets	$4,270,469	$3,775,557

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$1,343,824	$847,452
Accrued expenses	455,916	251,613
Revolving financing	1,436,083	475,273
Current portion of capital leases	190,207	243,623
Note payable, net of debt discount	-	283,120
Note payable with original issue discount, net of debt discount	-	41,248
Derivative liability	3,407	11,143

Total current liabilities	3,429,437	2,153,472

Long-term Liabilities
Capitalized leases	8,006	95,204

Total long-term liabilities	8,006	95,204

Total liabilities	$3,437,443	$2,248,676

Stockholders' equity
Preferred stock, $0.001 par value, 100,000,000 shares authorized, Series A issued 20,000,000, Series C issued 3,000,000	23,000	23,000
Common stock, Class A - $0.001 par value, 200,000,000 shares authorized 17,532,451 and 14,568,970 share issued and outstanding at March 31, 2017 and March 31, 2016, respectively	17,531	14,568
Additional paid in capital	24,181,029	21,423,247
Accumulated deficit	(23,388,534)	(19,933,934)

Total stockholders' equity	833,026	1,526,881

Total liabilities and stockholders' equity	$4,270,469	$3,775,557

THE ALKALINE WATER COMPANY INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended
	March 31, 2017	March 31, 2016
Revenue	$12,763,630	$7,088,806

Cost of Goods Sold	7,350,394	4,432,459

Gross Profit	5,413,236	2,656,347

Operating expenses
Sales and marketing expenses	4,428,572	2,931,870
General and administrative	3,164,101	6,883,287
Depreciation	359,556	318,328

Total operating expenses	7,952,229	10,133,485

Total operating loss	(2,538,993)	(7,477,138)

Other income (expense)
Interest income	103	97
Interest expense	(367,115)	(350,053)
Amortization of debt discount and accretion	(556,331)	(498,458)
Change in derivative liability	7,736	43,968

Total other income (expense)	(915,607)	(804,446)

Net loss	$(3,454,600)	$(8,281,584)

EARNINGS PER SHARE (Basic)	$(0.22)	$(2.19)

WEIGHTED AVERAGE SHARES OUTSTANDING (Basic)	15,550,257	3,772,941

THE ALKALINE WATER COMPANY INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Additional	Deficit
	Number	Par Value	Number	Par Value	Paid-in Capital	Accumulated	Total
Balance, March 31, 2015	20,000,000	$20,000	2,489,917	$2,491	$11,899,999	$(11,652,350)	270,140
Value of warrants issued with capital lease agreement					78,031		78,031
Shares issued for cash private placement			9,223,200	9,222	3,731,042		3,740,264
Shares issued in connection with note payable			871,246	871	1,053,279		1,054,150
Shares issued to contractors			1,600,000	1,600	2,124,541		2,126,141
Shares issued to employees			129,000	129	168,065		168,194
Warrant exercises			255,607	255	127,090		127,345
Stock Options issued to employees					2,241,200		2,241,200
Preferred Stock issued to directors	3,000,000	3,000					3,000
Net (loss)						(8,281,584)	(8,281,584)
Balance, March 31, 2016	23,000,000	$23,000	14,568,970	$14,568	$21,423,247	$(19,933,934)	1,526,881
Shares issued for cash private placement			425,000	425	424,575		425,000
Shares issued in connection with note payable			1,240,000	1,240	1,698,380		1,699,620
Shares issued to contractors			251,220	251	378,874		379,125
Warrant exercises			814,518	814	299,185		299,999
Stock Options issued to employees			249,887	250	(250)		-
Stock Repurchase			(17,144)	(17)	(42,982)		(42,999)
Net (loss)						(3,454,600)	(3,454,600)
Balance, March 31, 2017	23,000,000	$23,000	17,532,451	$17,531	$24,181,029	$(23,388,534)	$833,026

THE ALKALINE WATER COMPANY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	March 31, 2017	March 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,454,600)	$(8,281,584)

Adjustments to reconcile net loss to net cash used in operating
Depreciation expense	359,556	318,328
Stock compensation expense	379,125	4,551,961
Amortization of debt discount and accretion	556,330	639,524
Interest expense relating to amortization of capital lease discount	103,009	102,781
Change in derivative liabilities	(7,736)	(43,968)
Changes in operating assets and liabilities:
Accounts receivable	(507,891)	(495,017)
Inventory	(385,280)	(241,353)
Prepaid expenses and other current assets	(296,441)	6,694
Accounts payable	496,372	284,953
Accounts payable - related party	-	(43,036)
Accrued expenses	204,303	91,176

NET CASH USED IN OPERATING ACTIVITIES	(2,553,253)	(3,109,541)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(253,170)	(344,961)

CASH USED IN INVESTING ACTIVITIES	(253,170)	(344,961)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	-	2,075,000
Proceeds from convertible note payable	1,260,000	435,000
Proceeds from revolving financing	960,810	232,398
Proceeds from sale of common stock, net	425,000	3,751,200
Proceeds for the exercise of warrants, net	300,000	-
Repayment of notes payable	(440,078)	(1,729,821)
Repayment of capital lease	(243,623)	(207,269)
Repurchase of common stock	(43,000)	-

CASH PROVIDED BY FINANCING ACTIVITIES	2,219,109	4,556,508

NET CHANGE IN CASH	(587,314)	1,102,006

CASH AT BEGINNING OF PERIOD	1,192,119	90,113

CASH AT END OF PERIOD	$604,805	$1,192,119

INTEREST PAID	$367,115	$152,557

THE ALKALINE WATER COMPANY INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The audited consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in U.S. dollars, have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein.

Principles of consolidation

The consolidated financial statements include the accounts of The Alkaline Water Company Inc. (a Nevada Corporation), Alkaline Water Corp. (an Arizona Corporation) and Alkaline 88, LLC (an Arizona Limited Liability Company).

All significant intercompany balances and transactions have been eliminated. The Alkaline Water Company Inc. (a Nevada Corporation), Alkaline Water Corp. (an Arizona Corporation) and Alkaline 88, LLC (an Arizona Limited Liability Company) will be collectively referred herein to as the “Company”. Any reference herein to “The Alkaline Water Company Inc.”, the “Company”, “we”, “our” or “us” is intended to mean The Alkaline Water Company Inc., including the subsidiaries indicated above, unless otherwise indicated.

Reverse split

Effective December 30, 2015, the Company effected a fifty for one reverse stock split of its authorized and issued and outstanding shares of common stock. As a result, the authorized common stock has decreased from 1,125,000,000 shares of common stock, with a par value of $0.001 per share, to 22,500,000 shares of common stock, with a par value of $0.001 per share. All shares and per share amounts have been retroactively restated to reflect such split.

On January 21, 2016, stockholders of our company approved, by written consents, an amendment to the articles of incorporation of our company to increase the number of authorized shares of our common stock from 22,500,000 to 200,000,000.

The Company received written consents representing 20,776,000 votes from the holders of shares of its common stock and our Series A Preferred Stock voting as a single class, representing approximately 61% of the voting power of its outstanding common stock and its outstanding Series A Preferred Stock voting as a single class as of the record date (January 12, 2016). On January 21, 2016, there were no written consents received by the Company representing a vote against, abstention or broker non-vote with respect to the proposal.

Our authorized preferred stock was not affected by the reverse stock split and continues to be 100,000,000 shares of preferred stock, with a par value of $0.001 per share. In addition, the number of issued and outstanding shares of Series A Preferred Stock continues to be 20,000,000. However, holders of Series A Preferred Stock had 0.2 vote per share of Series A Preferred Stock, instead of 10 votes per share of Series A Preferred Stock, as a result of the reverse stock split.

On January 22, 2016, the Company amended the certificate of designation for our Series A Preferred Stock by filing an amendment to certificate of designation with the Secretary of State of the State of Nevada. The Company amended the certificate of designation for our Series A Preferred Stock by deleting Section 2.2 of the certificate of designation, which proportionately increases or decreases the number of votes per share of Series A Preferred Stock in the event of any dividend or other distribution on our common stock payable in its common stock or a subdivision or consolidation of the outstanding shares of its common stock. Accordingly, holders of Series A Preferred Stock will have 10 votes per share of Series A Preferred Stock, instead of 0.2 votes per share of Series A Preferred Stock.

On March 30, 2016, the Company designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series C Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series C Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) the Company achieves consolidated revenue equal to or greater than $15,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series C Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

On May 3, 2017, we designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series D Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series D Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $40,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series D Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be considered cash equivalents. The carrying value of these investments approximates fair value. The Company had $603,805 and $1,192,119 in cash and cash equivalents at March 31, 2017 and 2016, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

The Company generally does not require collateral, and the majority of its trade receivables are unsecured. The carrying amount for accounts receivable approximates fair value.

Accounts receivable consisted of the following as of March 31, 2017 and 2016:

	2017	2016
Trade receivables	$1,419,281	$911,390
Less: Allowance for doubtful accounts	(-0-)	(-0-)
Net accounts receivable	$1,419,281	$911,390

Accounts receivable are periodically evaluated for collectability based on past credit history with clients. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.

Inventory

Inventory represents raw and blended chemicals and other items valued at the lower of cost or market with cost determined using the weight average method which approximates first-in first-out method, and with market defined as the lower of replacement cost or realizable value.

As of March 31, 2017 and 2016, inventory consisted of the following:

	2017	2016
Raw materials	$587,688	$300,575
Finished goods	232, 300	134,133
Total inventory	$819,988	$434,708

Property and Equipment

The Company records all property and equipment at cost less accumulated depreciation. Improvements are capitalized while repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful life of the assets or the lease term, whichever is shorter. Depreciation periods are as follows for the relevant fixed assets:

Equipment	5 years
Equipment under capital lease	3 years or term of the lease

Stock-Based Compensation

The Company accounts for stock-based compensation to employees in accordance with Accounting Standards Codification (“ASC”) 718. Stock-based compensation to employees is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite employee service period. The Company accounts for stock-based compensation to other than employees in accordance with ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of stock-based payments using the Black-Scholes option-pricing model for common stock options and warrants and the closing price of the Company’s common stock for common share issuances.

Advertising

Advertising costs are charged to operations when incurred. Advertising expenses for the years ended March 31, 2017 and 2016 were $367,456 and $244,890, respectively.

Revenue Recognition

The Company recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the product or service has been provided to the customer; (3) the amount to be paid by the customer is fixed or determinable; and (4) the collection of such amount is probable.

The Company records revenue when it is realizable and earned upon shipment of the finished products. The Company does not accept returns due to the nature of the product. However, the Company will provide credit to our customers for damaged goods.

Fair Value Measurements

The valuation of our embedded derivatives and warrant derivatives are determined primarily by the multinomial distribution (Lattice) model. An embedded derivative is a derivative instrument that is embedded within another contract, which under the convertible note (the host contract) includes the right to convert the note by the holder, certain default redemption right premiums and a change of control premium (payable in cash if a fundamental change occurs). In accordance with ASC 815 “Accounting for Derivative Instruments and Hedging Activities”, as amended, these embedded derivatives are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period. A warrant derivative liability is also determined in accordance with ASC 815. Based on ASC 815, warrants which are determined to be classified as derivative liabilities are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period. The practical effect of this has been that when our stock price increases so does our derivative liability resulting in a non-cash loss charge that reduces our earnings and earnings per share. When our stock price declines, the Company records a non-cash gain, increasing our earnings and earnings per share. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2	inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3	unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

To determine the fair value of our embedded derivatives, management evaluates assumptions regarding the probability of certain future events. Other factors used to determine fair value include our period end stock price, historical stock volatility, risk free interest rate and derivative term. The fair value recorded for the derivative liability varies from period to period. This variability may result in the actual derivative liability for a period either above or below the estimates recorded on our consolidated financial statements, resulting in significant fluctuations in other income (expense) because of the corresponding non-cash gain or loss recorded.

Concentration

The Company has 2 major customers that together account for 38% (21% and 17% respectively) of accounts receivable at March 31, 2017, and 3 customers that together account for 58% (29% 15%, and 14%, respectively) of the total revenues earned for the year ended March 31, 2017.

The Company has 2 vendors that accounted for 51% (37% and 14% respectively) of purchases for the year ended March 31, 2017.

The Company has 3 major customers that together account for 57% (24%, 17%, and 15% respectively) of accounts receivable at March 31, 2016, and 4 customers that together account for 60% (20%, 17%, and 12%, respectively) of the total revenues earned for the year ended March 31, 2016.

The Company has 5 vendors that accounted for 74% (24%, 17%, 17%, and 16%, respectively) of purchases for the year ended March 31, 2016.

Income Taxes

In accordance with ASC 740 “Accounting for Income Taxes”, the provision for income taxes is computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic and Diluted Loss Per Share

Basic and diluted earnings or loss per share (“EPS”) amounts in the consolidated financial statements are computed in accordance ASC 260 – 10 “Earnings per Share”, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Potentially dilutive securities were excluded from the calculation of diluted loss per share, because their effect would be anti-dilutive.

Business Segments

The Company operates on one segment in one geographic location the United States of America and, therefore, segment information is not presented.

Fair Value of Financial Instruments

The carrying amounts of the company’s financial instruments including accounts payable, accrued expenses, and notes payable approximate fair value due to the relative short period for maturity these instruments.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to a plan of action based on the then known facts.

The Company incurred no environmental expenses during the years ended March 31, 2017 and 2016, respectively.

Reclassification

Certain accounts in the prior period were reclassified to conform to the current period financial statements presentation.

Newly Issued Accounting Pronouncements

In July 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2015-11 (ASU 2015-11) "Simplifying the Measurement of Inventory". According to ASU 2015-11 an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendments in ASU 2015-11 more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards (IFRS). The Board has amended some of the other guidance in Topic 330 to more clearly articulate the requirements for the measurement and disclosure of inventory. However, the Board does not intend for those clarifications to result in any changes in practice. Other than the change in the subsequent measurement guidance from the lower of cost or market to the lower of cost and net realizable value for inventory within the scope of ASU 2015-11, there are no other substantive changes to the guidance on measurement of inventory. For public business entities, the amendments in ASU 2015-11 are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments in ASU 2015-11 are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments in ASU 2015-11 should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period.

The Board decided that the only disclosures required at transition should be the nature of and reason for the change in accounting principle. An entity should disclose that information in the first annual period of adoption and in the interim periods within the first annual period if there is a measurement-period adjustment during the first annual period in which the changes are effective.

The Company has evaluated other recent accounting pronouncements through June 2017 and believes that none of them will have a material effect on our financial statements.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability and/or acquisition and sale of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has been engaged substantially in financing activities, developing its business plan and building its initial customer and distribution base for its products. As a result, the Company incurred accumulated net losses from Inception (June 19, 2012) through the period ended March 31, 2017 of ($23,388,534). In addition, the Company’s development activities since inception have been financially sustained through debt and equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 – PROPERTY AND EQUIPMENT

Fixed assets consisted of the following at:

	March 31, 2017	March 31, 2016
Machinery and Equipment	$1,012,000	$970,728
Machinery under Capital Lease	735,781	735,781
Office Equipment	79,681	53,631
Leasehold Improvements	3,979	3,979
Less: Accumulated Depreciation	(897,149)	(537,555)
Fixed Assets, net	$1,120,148	$1,226,534

Depreciation expense for the years ended March 31, 2017 and 2016 was $359,556 and $318,328, respectively.

NOTE 4 – EQUIPMENT DEPOSITS – RELATED PARTY

The Company paid for equipment to Water Engineering Solutions, LLC, a related party, $104,619 and $312,500 for the years ended March 31, 2017 and March 31, 2016. At March 31, 2017 and March 31, 2016, the Company owed $0.00 and $43,036 respectively to Water Engineering Solutions, LLC. The equipment was being manufactured by and under an exclusive manufacturing contract from Water Engineering Solutions, LLC, an entity that is controlled and majority owned by Steven P. Nickolas and Richard A. Wright, for the production of our alkaline water.

NOTE 5 – REVOLVING FINANCING

On February 1, 2017, The Alkaline Water Company Inc. and its subsidiaries (the “Company”) entered into a Credit and Security Agreement (the “Credit Agreement”) with SCM Specialty Finance Opportunities Fund, L.P. (the “Lender”).

The Credit Agreement provides the Company with a revolving credit facility (the “Revolving Facility”), the proceeds of which are to be used to repay existing indebtedness of the Company, transaction fees incurred in connection with the Credit Agreement and for working capital needs of the Company.

Under the terms of the Credit Agreement, the Lender has agreed to make cash advances to the Company in an aggregate principal at any one time outstanding not to exceed the lesser of (i) $3 million (the “Revolving Loan Commitment Amount”) and (ii) the Borrowing Base (defined to mean, as of any date of determination, 85% of net eligible billed receivables plus 65% of eligible unbilled receivables, minus certain reserves).

The Credit Agreement has a term of three years, unless earlier terminated by the parties in accordance with the terms of the Credit Agreement.

The principal amount of the Revolving Facility outstanding bears interest at a rate per annum equal to (i) a fluctuating interest rate per annum equal at all times to the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate,” plus (ii) 3.25%, payable monthly in arrears.

To secure the payment and performance of the obligations under the Credit Agreement, the Company granted to the Lender a continuing security interest in all of the Company’s assets and agreed to a lockbox account arrangement in respect of certain eligible receivables.

In connection with the Credit Agreement, the Company paid to the Lender a $30,000 facility fee. The Company agreed to pay to Lender monthly an unused line fee in amount equal to 0.083% per month of the difference derived by subtracting (i) the average daily outstanding balance under the Revolving Facility during the preceding month, from (ii) the Revolving Loan Commitment Amount. The unused line fee will be payable monthly in arrears. The Company also agreed to pay the Lender as additional interest a monthly collateral management fee equal to 0.35% per month calculated on the basis of the average daily balance under the Revolving Facility outstanding during the preceding month. The collateral management fee will be payable monthly in arrears. Upon a termination of the Revolving Facility, the Company agreed to pay the Lender a termination fee in an amount equal to 2% of the Revolving Loan Commitment Amount if the termination occurs before February 1, 2020. The Company must also pay certain fees in the event that receivables are not properly deposited in the appropriate lockbox account.

The interest rate will be increased by 5% in the event of a default under the Credit Agreement. Events of default under the Credit Agreement, some of which are subject to certain cure periods, include a failure to pay obligations when due, the making of a material misrepresentation to the Lender, the rendering of certain judgments or decrees against the Company and the commencement of a proceeding for the appointment of a receiver, trustee, liquidator or conservator or filing of a petition seeking reorganization or liquidation or similar relief.

The Credit Agreement contains customary representations and warranties and various affirmative and negative covenants including the right of first refusal to provide financing for the Company and the financial and loan covenants, such as the loan turnover rate, minimum EBTDA, fixed charge coverage ratio and minimum liquidity requirements.

As of February 1, 2017, the Company and Gibraltar (“Gilbralter”) entered into a payoff agreement (the “Payoff Agreement”), pursuant to which the Company agreed to pay an amount equal to the outstanding indebtedness and obligations owing from the Company to Gibraltar (the “Gibraltar Obligations”). The Payoff Agreement provided that the Payoff Agreement will confirm that, upon receipt via wire transfer of immediately available funds to Gibraltar in the aggregate amount of $628,782.94, all of the Gibraltar Obligations will be terminated and satisfied in full as of the close of business on February 1, 2017.

On February 20, 2014, The Alkaline Water Company Inc., and subsidiaries, Alkaline 88, LLC and Alkaline Water Corp., entered into a revolving accounts receivable funding agreement with Gibraltar Business Capital, LLC (“Gibraltar”). Under the agreement, from time to time, the Company agreed to tender to Gibraltar all of our accounts (which is defined as our rights to payment whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, or (ii) for services rendered or to be rendered, or (iii) as otherwise defined in the Uniform Commercial Code of the State of Illinois). Gibraltar will have the right, but will not be obligated, to purchase such accounts tendered in its sole discretion. If Gibraltar purchases such accounts, Gibraltar will make cash advances to us as the purchase price for the purchased accounts.

The initial indebtedness is $500,000 and the Company increased the amount available under the revolving accounts receivable funding agreement to $900,000 on May 12, 2016. The Company may request further increase(s) to the in $100,000 increments up to $5,000,000, subject the Company’s financial performance and/or projections are satisfactory to Gibraltar, and absent an event of default. The Company also granted to Gibraltar a security interest in all of our presently-owned and hereafter-acquired personal and fixture property, wherever located. The agreement will continue until the first to occur of (i) demand by Gibraltar; or (ii) 24 months from the first day of the month following the date that the first purchased account is purchased and will be automatically renewed for successive periods of 12 months thereafter unless, at least 30 days prior to the end of the term, the Company gives Gibraltar notice of our intention to terminate the agreement. In addition, the Company will be able to exit the agreement at any time for a fee of 2% of the line of credit in place at the time of prepayment. On March 31, 2016 the amount borrowed on this facility was $475,273.

NOTE 6 – DERIVATIVE LIABILITY

On May 1, 2014, the Company completed the offering and sale of an aggregate of shares of our common stock and warrants. Each share of common stock sold in the offering was accompanied by a warrant to purchase one-half of a share of common stock. The warrants include down-round provisions that reduce the exercise price of a warrant and convertible instrument. As required by ASC 815 “Derivatives and Hedging”, if the Company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price, the investors will be entitled to down-round protection. The Company evaluated whether its warrants and convertible debt instruments contain provisions that protect holders from declines in its stock price or otherwise could result in modification of either the exercise price or the shares to be issued under the respective warrant agreements. The Company determined that a portion of its outstanding warrants and conversion instruments contained such provisions thereby concluding were not indexed to the Company’s own stock and therefore a derivative instrument.

On August 20, 2014, the Company entered into a warrant amendment agreement with certain holders of the Company’s outstanding common stock purchase warrants whereby the Company agreed to reduce the exercise price of the Existing Warrants the Holders are to be issued new common stock purchase warrants of the Company in the form of the Existing Warrants to purchase up to a number of shares of our common stock equal to the number of Existing Warrants exercised by the Holders

The Company analyzed the warrants and conversion feature under ASC 815 “Derivatives and Hedging” to determine the derivative liability as of march 31, 2017 was $3,407.

NOTE 7 – STOCKHOLDERS’ EQUITY

Preferred Shares

On October 7, 2013, the Company amended its articles of incorporation to create 100,000,000 shares of preferred stock by filing a Certificate of Amendment to Articles of Incorporation with the Secretary of State of Nevada. The preferred stock may be divided into and issued in series, with such designations, rights, qualifications, preferences, limitations and terms as fixed and determined by our board of directors. The Series A Preferred Stock had 10 votes per share (reduced to 0.2 votes per share as a result of the fifty for one reverse stock split, which became effective as of December 30, 2015) and are not convertible into shares of our common stock.

Grant of Series A Preferred Stock

On October 8, 2013, the Company issued a total of 20,000,000 shares of non-convertible Series A Preferred Stock to Steven Nickolas and Richard Wright (10,000,000 shares to each), our directors and executive officers, in consideration for the past services, at a deemed value of $0.001 per share. The company valued these shares based on the cost considering the time and average billing rate of these individuals and recorded a $20,000 stock compensation cost for the year ended March 31, 2014.

Our authorized preferred stock was not affected by the reverse stock split and continues to be 100,000,000 shares of preferred stock, with a par value of $0.001 per share. In addition, the number of issued and outstanding shares of Series A Preferred Stock continues to be 20,000,000. However, holders of Series A Preferred Stock had 0.2 vote per share of Series A Preferred Stock, instead of 10 votes per share of Series A Preferred Stock, as a result of the reverse-stock split.

On January 22, 2016, the Company amended the certificate of designation for our Series A Preferred Stock by filing an amendment to certificate of designation with the Secretary of State of the State of Nevada. The Company amended the certificate of designation for our Series A Preferred Stock by deleting Section 2.2 of the certificate of designation, which proportionately increases or decreases the number of votes per share of Series A Preferred Stock in the event of any dividend or other distribution on our common stock payable in its common stock or a subdivision or consolidation of the outstanding shares of its common stock. Accordingly, holders of Series A Preferred Stock will have 10 votes per share of Series A Preferred Stock, instead of 0.2 votes per share of Series A Preferred Stock.

Grant of Series C Convertible Preferred Stock

On March 30, 2016, the Company designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series C Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series C Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) the Company achieves consolidated revenue equal to or greater than $15,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series C Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

Effective March 31, 2016, the Company issued a total of 3,000,000 shares of our Series C Preferred Stock to Steven Nickolas and Richard Wright (1,500,000 shares to each), pursuant to their employment agreements dated effective March 1, 2016.

Common Stock

The Company is authorized to issue 1,125,000,000 shares of $0.001 par value common stock. On May 31, 2013, the Company effected a 15-for-1 forward stock split of our $0.001 par value common stock. All shares and per share amounts have been retroactively restated to reflect such split. Prior to the acquisition of Alkaline Water Corp., the Company had 109,500,000 shares of common stock issued and outstanding. On May 31, 2013, the Company issued 43,000,000 shares in exchange for a 100% interest in Alkaline Water Corp. For accounting purposes, the acquisition of Alkaline Water Corp. by The Alkaline Water Company Inc. has been recorded as a reverse acquisition of a company and recapitalization of Alkaline Water Corp. based on the factors demonstrating that Alkaline Water Corp. represents the accounting acquirer. Consequently, after the closing of this agreement the Company adopted the business of Alkaline Water Corp.’s wholly-owned subsidiary, Alkaline 88, LLC. As part of the acquisition, the former management of the Company agreed to cancel 75,000,000 shares of common stock.

On December 30, 2015, the Company effected a fifty for one reverse stock split of its authorized and issued and outstanding shares of common stock. As a result, the authorized common stock has decreased from 1,125,000,000 shares of common stock, with a par value of $0.001 per share, to 22,500,000 shares of common stock, with a par value of $0.001 per share. All shares and per share amounts have been retroactively restated to reflect such split.

On January 21, 2016, stockholders of our company approved, by written consents, an amendment to the articles of incorporation of our company to increase the number of authorized shares of our common stock from 22,500,000 to 200,000,000.

The Company received written consents representing 20,776,000 votes from the holders of shares of its common stock and our Series A Preferred Stock voting as a single class, representing approximately 61% of the voting power of its outstanding common stock and its outstanding Series A Preferred Stock voting as a single class as of the record date (January 12, 2016). On January 21, 2016, there were no written consents received by the Company representing a vote against, abstention or broker non-vote with respect to the proposal.

Sale of Restricted Shares

On June 10, 2016, the Company entered into loan agreements with five lenders, pursuant to which the Company issued promissory notes in the aggregate principal amount of $260,000 in exchange for the loan in the amount of $260,000. The promissory notes bear interest at the rate of 10% per annum, payable quarterly. Payment of the principal and interest is due and payable on or before June 10, 2017. The lenders have the option to convert the amount due under the promissory notes into shares of our common stock at a conversion price of $1.00 per share.

On June 14, 2016, pursuant to the May Exchange Agreement, the Company issued an aggregate of 163,202 shares of our common stock upon exchange of the above mentioned May Warrants valued at the market value on that date of $1.98 per share.

On July 6, 2016, the Company issued an aggregate of 425,000 shares of our common stock to three investors in a private placement, at a purchase price of $1.00 per share for gross proceeds of $425,000.

Common Stock Issued for Services

In the year ended March 31, 2016, the company issued 1,645,000 shares of restricted common stock to consultants for services rendered that were valued at 2,177,860. In issuing these shares, we relied on an exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(a)(2) of the Securities Act of 1933.

In the year ended March 31, 2017, the company issued 251,200 shares of restricted common stock to consultants for services rendered that were valued at 379,125. In issuing these shares, we relied on an exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(a)(2) of the Securities Act of 1933.

Common Stock Issued in Conjunction with Notes and Warrant Exchanges

On May 22, 2015, the Company issued 20,000 restricted common shares in conjunction with a $250,000 note payable that were valued at the market value on that date of $3.95 per share.

On August, 20, 2015, the Company issued 20,000 restricted common shares in conjunction with a $240,000 note payable that were valued at the market value on that date of $5.75 per share.

On October 28, 2015, the Company issued 10,000 restricted common shares in conjunction with a $62,000 note payable that were valued at the market value on that date of $4.25 per share.

On March 30, 2016 pursuant to a convertible note issued September 28, 2015 the $89,100 of principal balance was converted to 270,000 common shares of the Company Stock.

On March 31, 2016, the Company entered into a promissory note and warrant exchange agreement (the “March Exchange Agreement”) with six holders of our promissory notes (each, a “Note”) in the aggregate principal amount of $310,000 and warrants (each, a “March Warrant”) to purchase an aggregate of 88,563 shares of our common stock, whereby we exchanged the holders’ Notes and March Warrants, for no additional consideration, for an aggregate of 551,246 shares of our common stock (the “March Exchange”), and following the March Exchange, the Notes and March Warrants were automatically cancelled and terminated and the holders have no further rights pursuant to the Notes, March Warrants and any agreement or instrument pursuant to which such Notes or March Warrants were issued. Pursuant to the March Exchange Agreement, the Company issued an aggregate of 551,246 shares of our common stock upon exchange of the above mentioned Notes and March Warrants.

On of May 16, 2016, the Company entered into a warrant exchange agreement (the “May Exchange Agreement”) with six holders of our warrants (each, a “May Warrant”) to purchase an aggregate of 163,202 shares of our common stock, whereby the Company exchanged the holders’ May Warrants, for no additional consideration, for an aggregate of 163,202 shares of our common stock (the “May Exchange”), and following the May Exchange, the May Warrants were automatically cancelled and terminated and the holders have no further rights pursuant to the May Warrants and any agreement or instrument pursuant to which such May Warrants were issued.

As of March 31, 2017, pursuant to a Note Exchange Agreements, we issued an aggregate of 210,000 shares of our common stock upon exchange of the above mentioned Notes. In issuing these shares, we relied on an exemption from the registration requirements of the Securities Act of 1933 provided by Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act of 1933.

As of March 31, 2017, pursuant to a Warrant Exchange Agreements, we issued an aggregate of 25,716 shares of our common stock upon exchange of the above mentioned Warrants. In issuing these shares, we relied on an exemption from the registration requirements of the Securities Act of 1933 provided by Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act of 1933.

NOTE 9 – OPTIONS AND WARRANTS

Stock Option Awards

On January 29, 2016, the Company granted a total of 1,310,000 stock options to certain employees. The stock options are exercisable at the exercise price of $0.52 per share for a period of 7.6 years from the date of grant and vested upon the date of grant.

On January 29, 2016, the Company granted a total of 3,000,000 stock options Steven A. Nickolas and Richard A. Wright (1,500,000 stock options to each). The stock options are exercisable at the exercise price of $0.52 per share for a period of 7.6 years from the date of grant and vested upon the date of grant.

On March 4, 2016, the Company completed the offering and sale of an aggregate of 9,000,000 shares of our common stock the offering included warrants to purchase an aggregate of 4,500,000 shares of our common stock, at an exercise price of $0.50 per share for a period of two years from the date of issuance.

For the years ended March 31, 2017 and March 31, 2016 the Company has recognized compensation expense of $0 and $2,425,495 respectively, on the stock options granted that vested. The fair value of the unvested shares is $0 as of March, 2017. The aggregate intrinsic value of these options was $0 at March 31, 2016. Stock option activity summary covering options is presented in the table below:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Exercise	Contractual
	Shares	Price	Term (years)
Outstanding at March 31, 2015	343,000	$7.00	8.5
Granted	4,310,000	0.52	8.9
Exercised	-	-	9.2
Expired/Forfeited	-	-	8.2
Outstanding at March 31, 2016	4,653,400	0.92	8.2
Granted	-	-	7.8
Exercised	(485,000)	0.52	-
Expired/Forfeited	(192,600)	0.52	-
Outstanding at March 31, 2017	4,145,800	0.92	7.7
Exercisable at March 31, 2017	4,145,800	0.92	7.7

Warrants

The following is a summary of the status of all of our warrants as of March 31,

2017 and changes during the period ended on that date:		Weighted-
	Number	Average
	of Warrants	Exercise Price
Outstanding at March 31, 2015	460,608	$7.00
Granted	4,858,057	1.22
Exercised	(254,763)	8.00
Cancelled or Expired	(75,780)	6.00
Outstanding at March 31, 2016	4,988,116	1.39
Granted	-	-
Exercised	(600,000)	0.50
Cancelled or Expired	(195,200)	1.50
Outstanding at March 31, 2017	4,192,916	0.79
Warrants exercisable at March 31, 2017	4,192,916	0.79

The following table summarizes information about stock warrants outstanding and exercisable at March 31, 2017:

STOCK WARRANTS OUTSTANDING AND EXERCISABLE

	Number of	Weighted-Average
	Warrants	Remaining Contractual
Exercise Price	Outstanding	Life in Years
$27.50	2,326	1.07
9.375	19,067	2.55
6.25	6,667	2.05
5.00	233,429	1.02
3.50	31,429	1.02
0.50	3,900,000	0.91

On October 22, 2014, the Company entered into a master lease agreement with Veterans Capital Fund, LLC (the “Lessor”) for the secured lease line of credit financing in an amount not to exceed $600,000. The lease is expected to be secured by three new alkaline generating electrolysis system machines. Our wholly-owned subsidiary, Alkaline 88, LLC, and Water Engineering Solutions, LLC acted as co-lessees. Water Engineering Solutions, LLC is an entity that is controlled and owned by our President, Chief Executive Officer, director and major stockholder, Steven P. Nickolas, and our Vice-President, Secretary, Treasurer and director, Richard A. Wright. Pursuant to the master lease agreement, the Lessor agreed to lease to us the equipment described in any equipment schedule signed by us and approved by the Lessor. It is expected that any lease under the master lease agreement will be structured for a three-year lease term with fixed monthly lease rental payments based on a monthly lease rate factor of 3.4667% of the Lessor’s capital cost. In connection with the entering into the master lease agreement, the Company also entered into a warrant agreement with the Lessor, pursuant to which the Company agreed to issue a warrant to purchase 72,000 shares of our common stock to the Lessor and/or its affiliates at an exercise price of $6.25 per share for a period of five years. 18,000 shares vested.

On February 25, 2015, the Company amended the master lease agreement with Veterans Capital Fund, LLC for the increase in the secured lease line of credit financing to an amount not to exceed $800,000. The lease was secured by new alkaline generating electrolysis system machines by our wholly-owned subsidiary, Alkaline 88, LLC, and Water Engineering Solutions, LLC. Water Engineering Solutions, LLC is an entity that is controlled and owned by our President, Chief Executive Officer, director and major stockholder, Steven P. Nickolas, and our Vice-President, Secretary, Treasurer and director, Richard A. Wright. Pursuant to the master lease agreement, the Lessor agreed to lease to us the equipment described in any equipment schedule signed by us and approved by the Lessor. It is expected that any lease under the master lease agreement will be structured for a three-year lease term with fixed monthly lease rental payments based on a monthly lease rate factor of 3.4667% of the Lessor’s capital cost. In connection with the entering into the master lease agreement, the Company entered into a warrant agreement with the Lessor, pursuant to which the Company agreed to cancel the previous issued warrant for 72,000 and issue a warrant to purchase 102,000 shares of our common stock to the Lessor and/or its affiliates at an exercise price of $5.00 per share for a period of five years. 18,000 shares vested on October 22, 2014, 13,316 shares on October 28, 2014, 13,606 shares on December 22, 2014, 6,945 shares on February 3, 2015 and 15,799 shares on March 5, 2015. The remaining 18,105 shares will vest on a pro rata basis according to any mounts the Lessor funds pursuant to any lease schedules under the master lease agreement, provided that if we draw on 90% or more of the total lease line under the master lease agreement, then all such shares will be deemed to be vested. The Company recorded the bifurcated value of $309,028 of the warrants issued as additional paid in capital, the value was determine using a Black-Scholes, a level 3 valuation measure.

The fair value of the warrants granted during the year ended March 31, 2017 was estimated at the date of agreement using the Black-Scholes option-pricing model and a level 3 valuation measure, with the following assumptions:

Market value of stock on purchase date	$3.75	to	$7.10
Risk-free interest rate	.26%	to	1.42%
Dividend yield		0.00%
Volatility factor	116%	to	161%
Weighted average expected life (years)		2

NOTE 10 – RELATED PARTY TRANSACTIONS

On October 31, 2014, the Company amended the 2013 Equity Incentive Plan to, among other things, to increase the number of shares of stock of the Company available for the grant of awards under the plan from 20,000,000 shares to 35,000,000 shares.

On October 31, 2014, the Company reduced the exercise price of an aggregate of 120,000 stock options granted to Steven P. Nickolas and Richard A. Wright, , to $7.50 per share as noted below:

			New Exercise
		Old Exercise	Price per		Number of Stock
Name of Optionee	Grant Date	Price per Share	Share	Expiration Date	Options
Steven P. Nickolas	October 9, 2013	$30.25	$7.50	October 9, 2023	60,000
Richard A. Wright	October 9, 2013	$30.25	$7.50	October 9, 2023	60,000

On May 21, 2014, the Company granted a total of 120,000 stock options Steven A. Nickolas and Richard A. Wright (60,000 stock options to each). The stock options are exercisable at the exercise price of $7.275 per share for a period of ten years from the date of grant. 60,000 stock options vested upon the date of grant and 60,000 stock options will vest on November 21, 2014.

On October 9, 2013, the Company granted a total of 120,000 stock options to Steven A. Nickolas and Richard A. Wright (60,000 stock options to each). The stock options are exercisable at the exercise price of $30.25 per share for a period of ten years from the date of grant. For each individual, the stock options vest as follows: (i) 20,000 upon the date of grant; and (ii) 10,000 per quarter until fully vested.

On October 8, 2013, the Company issued a total of 20,000,000 shares of non-convertible Series A Preferred Stock to Steven A. Nickolas and Richard A. Wright (10,000,000 shares to each), our directors and executive officers, in consideration for the past services, at a deemed value of $0.001 per share. We valued these shares based on the cost considering the time and average billing rate of these individuals and recorded a $20,000 stock compensation cost for the year ended March 31, 2014.

On January 29, 2016, the Company granted a total of 3,000,000 stock options Steven A. Nickolas and Richard A. Wright (1,500,000 stock options to each). The stock options are exercisable at the exercise price of $0.52 per share for a period of 7.6 years from the date of grant and vested upon the date of grant.

Effective March 31, 2016, the Company issued a total of 3,000,000 shares of our Series C Preferred Stock to Steven P. Nickolas and Richard A. Wright (1,500,000 shares to each), our directors and executive officers, pursuant to their employment agreements dated effective March 1, 2016.

Employment Agreement with Steven P. Nickolas

On March 30, 2016, the Company entered into an employment agreement dated effective March 1, 2016 with Steven P. Nickolas, our president, chief executive officer and director, pursuant to which Mr. Nickolas agreed to perform such duties as are regularly and customarily performed by the president and chief executive officer of a corporation, and any other duties consistent with Mr. Nickolas’s position in our company. Pursuant to the terms of the employment agreement, the Company have agreed to (i) pay Mr. Nickolas $15,000 per month or such other amount as may be determined by our board of directors from time to time; and (ii) issue to Mr. Nickolas 1,500,000 shares of our Series C Preferred Stock (issued effective as of March 31, 2016). The Company also agreed that each of the following events constitute a “Negotiated Trigger Event” as defined in the Certificate of Designation for the Series C Preferred Stock: (i) the occurrence of a change of control event; (ii) the death of Mr. Nickolas; and (iii) the termination of the employment agreement for any reason.

On November 18, 2016, our company provided notice to Steven Nickolas, our CEO and President, of our board of director’s finding that there is “just cause” for termination of Mr. Nickolas’s employment and of our company’s intent to terminate the employment of Mr. Nickolas for “just cause” pursuant to the provision of the Employment Agreement with Mr. Nickolas dated March 1, 2016. Under the Employment Agreement, Mr. Nickolas had 30 days to cure the failures and breaches creating “just cause” for termination. Mr. Nickolas failed to cure such failure and breaches and, on April 7, 2017, our company terminated the employment of Mr. Nickolas for cause. In addition, our company removed Mr. Nickolas as the President and Chief Executive Officer of our company.

Employment Agreement with Richard A. Wright

On March 30, 2016, the Company entered into an employment agreement dated effective March 1, 2016 with Richard A. Wright, our vice-president, secretary, treasurer and director, pursuant to which Mr. Wright agreed to perform such duties as are regularly and customarily performed by the vice president, secretary and treasurer of a corporation, and any other duties consistent with Mr. Wright’s position in our company. Pursuant to the terms of the employment agreement, the Company have agreed to (i) pay Mr. Wright $14,000 per month or such other amount as may be determined by our board of directors from time to time; and (ii) issue to Mr. Wright 1,500,000 shares of our Series C Preferred Stock (issued effective as of March 31, 2016). The Company also agreed that each of the following events constitute a “Negotiated Trigger Event” as defined in the Certificate of Designation for the Series C Preferred Stock: (i) the occurrence of a change of control event; (ii) the death of Mr. Wright; and (iii) the termination of the employment agreement for any reason.

In addition, the Company may (i) grant awards under our 2013 equity incentive plan to Mr. Wright from time to time and (ii) pay to Mr. Wright an annual discretionary performance bonus in an amount to be determined by our board of directors in its sole discretion. Mr. Wright will also be eligible to participate in other bonus programs offered by our company to our senior staff from time to time.

In addition, Mr. Wright will be entitled to participate in all of our employee benefit plans provided by our company to our senior officers. If the Company do not provide such plans at any time, the Company agreed to reimburse Mr. Wright for the reasonable cost of any such plans obtained privately. The Company also agreed to (i) provide Mr. Wright with vehicle leased in our company’s name, with lease payments not exceeding $700/month or such other amount as may be determined by our board of directors; (ii) pay Mr. Wright an allowance of $5,000 per month or such other amount as may be determined by our board of directors, which may be used by Mr. Wright as he sees fit, including without limitation, the funding of non-qualified retirement plans; (iii) reimburse Mr. Wright for any expenses that he incurs in connection with his duties under his employment agreement. Mr. Wright will be entitled in each year to five weeks’ paid vacation, in addition to weekends and statutory holidays, to be taken in installments of no more than three consecutive weeks of paid time off.

The initial term of the employment agreement is three years and, on the third anniversary of the effective date of the employment and on each annual anniversary date thereafter, the term of the employment agreement will automatically be extended by one additional year unless either party gives 90 days’ written notice to the other of its intention not to renew the employment agreement.

If, within 90 days of the occurrence of a change of control event, Mr. Wright resigns from his employment relationship with our company or our company terminates his employment agreement for any reason other than for just cause, then the Company agreed to pay Mr. Wright severance in an amount equal to the following: 36 months’ salary plus an amount, if any, equal to the following: one month’s salary multiplied by the number of calendar years, starting on the effective date of the employment agreement, that Mr. Wright is employed by our company under his employment agreement.

The Company may terminate Mr. Wright’s employment at any time for other than just cause by delivering to Mr. Wright written notice of termination. In such a case, the Company agreed to pay Mr. Wright severance in an amount equal to the following: 36 months’ salary plus an amount, if any, equal to the following: one month’s salary multiplied by the number of calendar years, starting on the effective date of the employment, that Mr. Wright is employed by our company under his employment agreement.

Subject to applicable employment laws or similar legislation, the Company may terminate Mr. Wright’s employment in the event he has been unable to perform his duties for a period of eight consecutive months or a cumulative period of 12 months in any consecutive 24 month period, because of a physical or mental disability. Mr. Wright’s employment will automatically terminate on his death. In the event Mr. Wright’s employment with our company terminates by reason of Mr. Wright’s death or disability, then upon and immediately effective on the date of termination the Company agreed to promptly pay and provide Mr. Wright (or in the event of Mr. Wright’s death, Mr. Wright’s estate); any unpaid salary and any outstanding and accrued regular and special vacation pay through the date of termination; reimbursement for any unreimbursed expenses incurred through to the date of termination; and any outstanding amounts due under any awards which will be dealt with in accordance with our 2013 equity incentive plan and the award agreement. In the event Mr. Wright’s employment is terminated due to a disability, the Company agreed to pay to Mr. Wright the severance referred to above.

The Company may terminate Mr. Wright’s employment for just cause at any time by delivering to Mr. Wright written notice of termination. In the event that Mr. Wright’s employment with our company is terminated by our company for just cause, Mr. Wright will not be entitled to any additional payments or benefits (except as otherwise provided in his employment agreement), other than for amounts due and owing to Mr. Wright by our company as of the date of termination, except for any awards under our 2013 equity incentive plan will be dealt with in accordance with the plan and award agreement.

Provided that Mr. Wright has acted within the scope of his authority, the Company agreed to indemnify and save harmless Mr. Wright (including his heirs and legal representatives) against any and all costs, claims and expenses (including any amounts paid to settle any actions or satisfy any judgments) which: he may suffer or incur by reason of any matter or thing which he may in good faith do or have done or caused to be done as an employee, officer or director of our company, any of its subsidiaries or of any of their respective affiliates; or was reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been an employee, officer or director of our company, any of its subsidiaries or of any of their respective affiliates; provided that, the foregoing indemnification will apply only if: he acted honestly and in good faith with a view to the best interests of our company, any of its subsidiaries or any of their respective affiliates; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Mr. Wright agreed to indemnify and save harmless our company against, and agree to hold it harmless from, any and all damages, injuries, claims, demands, actions, liability, costs and expenses (including reasonable legal fees) incurred or made against our company arising from or connected with the performance or non-performance of his employment by him or the beach of any warranty, representation or covenant herein by him, other than claims by him pursuant to his employment agreement.

If and to the extent the Company maintain directors’ and officers’ liability insurance for the protection of our executives in connection with acts and omissions occurring during their employment with our company, the Company agreed that Mr. Wright will be included as an officer and director who is covered by such policy on a basis no less favorable than made available to other executives of our company.

On April 7, 2017, our board of directors appointed Richard A. Wright as president of our company. On April 28, 2017, Mr. Wright resigned as the secretary and treasurer of our company and he was appointed as the chief executive officer of our company.

NOTE 11 – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recorded the valuation allowance due to the uncertainty of future realization of federal and state net operating loss carryforwards. The deferred income tax assets are comprised of the following at March 31, 2017:

	2017	2016
Deferred income tax assets:	$3,850,000	$2,100,000
Valuation allowance	(3,850,000)	(2,100,000)
Net total	$-	$-

At March 31, 2017, the Company had net operating loss carryforwards of approximately $11,000,000 and net operating loss carryforwards expire in 2023 through 2037.

The valuation allowance was increased by $1,750,000 during the year ended March 31, 2017. The current income tax benefit of $1,750,000 and $1,270,000 generated for the years ended March 31, 2017 and 2016, respectively, was offset by an equal increase in the valuation allowance. The valuation allowance was increased due to uncertainties as to the Company’s ability to generate sufficient taxable income to utilize the net operating loss carryforwards and other deferred income tax items.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. As of March 31, 2017, the Company has no unrecognized uncertain tax positions, including interest and penalties

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Leases

The Company has long-term leases for its offices under cancelable operating leases from August 1, 2013 through September 30, 2017. At March 31, 2017, future minimum contractual obligations were as follows:

	Facilities	Equipment

Year ending March 31, 2018	$75,750	$4,348
Total Minimum Lease Payments:	$75,750	$4,348

On October 3, 2014, the Company entered into a 3-year sub-lease agreement requiring a monthly payment of $5,000 for office space in Scottsdale, Arizona, with a basic monthly lease increase to $6,000 per month in second year of the lease and to $7,000 per month in the third year of the lease. The Company shall have the option to extend this lease for one (1) additional three (3) year term for increased monthly rent.

On August 2, 2013, the Company entered into a 4-year lease agreement for certain office equipment requiring a monthly payment of $870.

On April 1, 2016, the Company entered into an 18-month lease agreement for certain warehouse space requiring a monthly payment of $1,125.

On December 1, 2016, the Company entered into a 16-month lease agreement for certain warehouse space requiring a monthly payment of $2,250.

NOTE 13 – CAPITAL LEASE

On October 22, 2014, the Company entered into a master lease agreement with Veterans Capital Fund, LLC (the “Lessor”) for the secured lease line of credit financing in an amount not to exceed $600,000. The lease is expected to be secured by three new alkaline generating electrolysis system machines. Our wholly-owned subsidiary, Alkaline 88, LLC, and Water Engineering Solutions, LLC acted as co-lessees. Water Engineering Solutions, LLC is an entity that is controlled and owned by our former President, Chief Executive Officer, Steven P. Nickolas, and our current President and Chief Executive Officer, Richard A. Wright. Pursuant to the master lease agreement, the Lessor agreed to lease to us the equipment described in any equipment schedule signed by us and approved by the Lessor. It is expected that any lease under the master lease agreement will be structured for a three year lease term with fixed monthly lease rental payments based on a monthly lease rate factor of 3.4667% of the Lessor’s capital cost. In connection with the entering into the master lease agreement, the Company also entered into a warrant agreement with the Lessor, pursuant to which the Company agreed to issue a warrant to purchase 72,000 shares of our common stock to the Lessor and/or its affiliates at an exercise price of $6. 25 per share for a period of five years, 18,000 shares vested.

On February 25, 2015, the Company amended the master lease agreement with Veterans Capital Fund, LLC for the increase in the secured lease line of credit financing to an amount not to exceed $800,000. The lease was secured by new alkaline generating electrolysis system machines by our wholly-owned subsidiary, Alkaline 88, LLC, and Water Engineering Solutions, LLC. Water Engineering Solutions, LLC is an entity that is controlled and owned by our former President, Chief Executive Officer, Steven P. Nickolas, and our Vice-President, Secretary, Treasurer and director, Richard A. Wright. Pursuant to the master lease agreement, the Lessor agreed to lease to us the equipment described in any equipment schedule signed by us and approved by the Lessor. It is expected that any lease under the master lease agreement will be structured for a three year lease term with fixed monthly lease rental payments based on a monthly lease rate factor of 3.4667% of the Lessor’s capital cost. In connection with the entering into the master lease agreement, the Company entered into a warrant agreement with the Lessor, pursuant to which the Company agreed to cancel the previous issued warrant for72,000 and issue a warrant to purchase 102,000 shares of our common stock to the Lessor and/or its affiliates at an exercise price of $5.00 per share for a period of five years. 18,000 shares vested on October 22, 2014, 13,316 shares on October 28, 2014, 13,606 shares on December 22, 2014, 6,945 shares on February 3, 2015 and 15,799 shares on March 5, 2015. The remaining 18,105 shares will vest on a pro rata basis according to any mounts the Lessor funds pursuant to any lease schedules under the master lease agreement, provided that if the Company draws on 90% or more of the total lease line under the master lease agreement, then all such shares will be deemed to be vested. The Company recorded the bifurcated value of $309,028 of the warrants issued as additional paid in capital, the value was determine using a Black-Scholes, a level 3 valuation measure.

During the year ended March 31, 2015 the Company agreed to lease the specialized equipment used to make our alkaline water with a value of $735,781 under the above Master Lease agreement. The Company evaluated this lease under ASC 840-30 “Leases- Capital Leases” and concluded that these lease where a capital asset.

NOTE 14 – NOTES PAYABLE

On May 11, 2015, the Company entered into a securities purchase agreement with Assurance Funding Solutions LLC, pursuant to which the Company issued a secured term note of our company in the aggregate principal amount of $250,000, together with 20,000 shares of our common stock, in consideration for $250,000. The secured term note bears interest at the rate of 15% per annum and matured on May 11, 2016. The Company prepaid the note by paying the holder 110% of the principal amount outstanding together with accrued but unpaid interest thereon, the Company provided written notice to the holder at least 30 days prior to the date of prepayment which occurred in May, 2016. Pursuant to the securities purchase agreement, the Company paid Assurance Funding Solutions LLC $10,000 for legal fees incurred by it and granted it piggyback registration rights. In connection with the securities purchase agreement, the Company also entered into a general security agreement dated May 11, 2015 with Assurance Funding Solutions LLC. The Company evaluated this transaction under ASC 470-20-30 “Debt – liability and equity component” determine that a Debt Discount of $79,000 was provided and will be amortized over the 1-year term of the note. As of March 31, 2016, $13.167 was unamortized and amortization of debt discount for the year was $65,833.

On August 19, 2015, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured term note of our company in the aggregate principal amount of $240,000, together with 20,000 shares of our common stock, in consideration for $200,000. The secured term note requires monthly payments of $20,000 per month, along with a final payment on August 20, 2016.

On September 20, 2016, we entered into a loan facility agreement (the “Loan Agreement”) with Turnstone Capital Inc. (the “Lender”), whereby the Lender agreed to make available to our company a loan in the aggregate principal amount of $1,500,000 (the “Loan Amount”). Pursuant to the Loan Agreement, the Lender agreed to make one or more advances of the Loan Amount to our company as requested from time to time by our company in an amount to be agreed upon by our company and the Lender (each, an “Advance”).

During the year ended March 31, 2017, the lender made advances totaling $1,000,000. This amount together with accrued interest of $30,000 was converted to 1,030,000 common shares on March 31, 2017.

NOTE 15 – CONVERTIBLE NOTES PAYABLE

During the year ended March, 31 2017, the Company entered into a promissory notes totaling $360,000 of which $50,000 was repaid and the remaining amount of $310,000 was converted into equity on March 31, 2016.

During the year ended March 31, 2017, the Company entered into promissory notes totaling $260,000 of which $50,000 was repaid and the remaining amount of $260,000 was converted into equity on March 31, 2017.

On March 31, 2016, the Company entered into a promissory note and warrant exchange agreement (the “March Exchange Agreement”) with six holders of our promissory notes (each, a “Note”) in the aggregate principal amount of $310,000 and warrants (each, a “March Warrant”) to purchase an aggregate of 88,563 shares of our common stock, whereby the Company exchanged the holders’ Notes and March Warrants, for no additional consideration, for an aggregate of 551,246 shares of our common stock (the “March Exchange”), and following the March Exchange, the Notes and March Warrants were automatically cancelled and terminated and the holders have no further rights pursuant to the Notes, March Warrants and any agreement or instrument pursuant to which such Notes or March Warrants were issued.

NOTE 16 – SUBSEQUENT EVENTS

Effective April 28, 2017, we granted a total of 1,790,000 stock options to our directors, officers, consultants employees. The stock options are exercisable at the exercise price of $1.29 per share for a period of ten years from the date of grant. 360,000 of the stock options vest as follows: (i) 120,000 upon the date of grant; and (ii) 120,000 on each anniversary date of grant. 1,430,000 of the stock options vest as follows: (i) 357,500 upon the date of grant; and (ii) 357,500 on each anniversary date of grant. We granted the stock options to 12 U.S. Persons and 3 non U.S. Persons (as that term is defined in Regulation S of the Securities Act of 1933) and in issuing securities we relied on the registration exemption provided for in Regulation S and/or Section 4(a)(2) of the Securities Act of 1933.

Effective April 28, 2017, we issued 585,000 shares of common stock to five persons, one of whom is a director and officer of our company. Of these shares, 560,000 are restricted from transfer for a period of two years.

On May 3, 2017, the Company designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series D Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series D Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $40,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series D Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time. The company then issued a total of 3,000,000 shares of our Series D Preferred Stock to our directors, officers, consultants and employees. We issued these shares relying on the registration exemption provided for in Section 4(a)(2) of the Securities Act of 1933.

THE ALKALINE WATER COMPANY INC.
CONSOLIDATED BALANCE SHEET

	September 30, 2017
	(unaudited)	March 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$481,831	$603,805
Accounts receivable	1,848,845	1,419,281
Inventory	634,347	819,988
Prepaid expenses	340,161	307,247

Total current assets	3,305,184	3,150,321

Fixed assets - net	1,154,035	1,120,148

Total assets	$4,459,219	$4,270,469

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$1,451,780	$1,343,824
Accrued expenses	611,833	455,916
Revolving financing	1,846,026	1,436,083
Current portion of capital leases	112,752	190,207
Derivative liability	3,407	3,407

Total current liabilities	4,025,798	3,429,437

Long-term Liabilities
Capitalized leases	-	8,006
Convertible notes payable, net of debt discount	-	-

Total long-term liabilities	-	8,006

Total liabilities	$4,025,798	$3,437,443

Stockholders' equity
Preferred stock, $0.001 par value, 100,000,000 shares authorized, Series A issued 20,000,000, Series C issued 1,500,000, Series D issued 3,000,000	24,500	23,000
Common stock, Class A - $0.001 par value, 200,000,000 shares authorized 20,540,918 and 17,532,451 shares issued and outstanding at September 30, 2017 and March 31, 2017 respectively	20,540	17,531
Additional paid in capital	26,657,897	24,181,029
Accumulated deficit	(26,269,516)	(23,388,534)

Total stockholders' equity	433,421	833,026

Total liabilities and stockholders' equity	$4,459,219	$4,270,469

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE ALKALINE WATER COMPANY INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)

	For the Three Months		For the Six Months
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Revenue	$4,841,528	$3,007,538	$10,021,722	$5,954,287

Cost of Goods Sold	2,753,879	1,896,112	5,705,823	3,686,825

Gross Profit	2,087,649	1,111,426	4,315,899	2,267,462

Operating expenses
Sales and marketing expenses	1,818,344	1,060,390	3,488,361	2,146,389
General and administrative	877,584	1,056,741	2,967,976	1,897,515
Depreciation	96,280	90,958	192,559	180,397

Total operating expenses	2,792,208	2,208,089	6,648,896	4,224,301

Total operating loss	(704,559)	(1,096,663)	(2,332,997)	(1,956,839)

Other income (expense)
Interest income	-	4	-	102
Interest expense	(127,836)	(100,043)	(251,485)	(212,644)
Amortization of debt discount and accretion	(275,333)	(81,025)	(295,000)	(126,283)
Change in derivative liability	-	2,051	-	6,357

Total other income (expense)	(403,169)	(179,013)	(546,485)	(332,468)

Net loss	$(1,107,728)	$(1,275,676)	$(2,879,482)	$(2,289,307)

EARNINGS PER SHARE (Basic)	$(0.06)	$(0.08)	$(0.15)	$(0.15)

WEIGHTED AVERAGE SHARES OUTSTANDING (Basic)	19,778,369	15,390,421	18,877,941	15,070,758

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE ALKALINE WATER COMPANY INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

	For the Six Months
	September 30, 2017	September 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,879,482)	$(2,289,307)

Adjustments to reconcile net loss to net cash used in operating
Depreciation expense	192,559	180,397
Stock compensation expense	1,670,294	319,125
Amortization of debt discount and accretion	295,000	137,369
Interest expense converted to equity	14,583
Interest expense relating to amortization of capital lease discount	51,505	51,504
Change in derivative liabilities	-	(6,357)
Changes in operating assets and liabilities:
Accounts receivable	(429,564)	(168,448)
Inventory	185,641	(112,901)
Prepaid expenses and other current assets	(32,914)	(10,294)
Accounts payable	107,956	110,383
Accrued expenses	155,917	138,266

NET CASH USED IN OPERATING ACTIVITIES	(668,505)	(1,650,263)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(226,446)	(79,696)
Equipment Deposits - related party	-	(104,619)

CASH USED IN INVESTING ACTIVITIES	(226,446)	(184,315)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	-	510,000
Proceeds from convertible note payable	500,000	-
Proceeds from revolving financing	409,943	87,918
Proceeds from sale of common stock, net	-	425,000
Proceeds from the exercise of warrants, net	-	300,000
Repayment of notes payable	-	(373,727)
Repayment of capital lease	(136,966)	(117,021)

CASH PROVIDED BY FINANCING ACTIVITIES	772,977	832,170

NET CHANGE IN CASH	(121,974)	(1,002,408)

CASH AT BEGINNING OF PERIOD	603,805	1,192,119

CASH AT END OF PERIOD	$481,831	$189,711

INTEREST PAID	$154,497	$36,023

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE ALKALINE WATER COMPANY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in U.S. dollars, have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The interim financial statements are condensed and should be read in conjunction with the Company's latest annual financial statements and that interim disclosures generally do not repeat those in the annual statements.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein.

Principles of consolidation

The consolidated financial statements include the accounts of The Alkaline Water Company Inc. (a Nevada Corporation), Alkaline Water Corp. (an Arizona Corporation) and Alkaline 88, LLC (an Arizona Limited Liability Company).

All significant intercompany balances and transactions have been eliminated. The Alkaline Water Company Inc. (a Nevada Corporation), Alkaline Water Corp. (an Arizona Corporation) and Alkaline 88, LLC (an Arizona Limited Liability Company) will be collectively referred herein to as the “Company”. Any reference herein to “The Alkaline Water Company Inc.”, the “Company”, “we”, “our” or “us” is intended to mean The Alkaline Water Company Inc., including the subsidiaries indicated above, unless otherwise indicated.

Reverse split

Effective December 30, 2015, the Company effected a fifty for one reverse stock split of its authorized and issued and outstanding shares of common stock. As a result, the authorized common stock has decreased from 1,125,000,000 shares of common stock, with a par value of $0.001 per share, to 22,500,000 shares of common stock, with a par value of $0.001 per share. All shares and per share amounts have been retroactively restated to reflect such split.

On January 21, 2016, stockholders of our company approved, by written consents, an amendment to the articles of incorporation of our company to increase the number of authorized shares of our common stock from 22,500,000 to 200,000,000.

The Company received written consents representing 20,776,000 votes from the holders of shares of its common stock and our Series A Preferred Stock voting as a single class, representing approximately 61% of the voting power of its outstanding common stock and its outstanding Series A Preferred Stock voting as a single class as of the record date (January 12, 2016). On January 21, 2016, there were no written consents received by the Company representing a vote against, abstention or broker non-vote with respect to the proposal.

Our authorized preferred stock was not affected by the reverse stock split and continues to be 100,000,000 shares of preferred stock, with a par value of $0.001 per share. In addition, the number of issued and outstanding shares of Series A Preferred Stock continues to be 20,000,000. However, holders of Series A Preferred Stock had 0.2 vote per share of Series A Preferred Stock, instead of 10 votes per share of Series A Preferred Stock, as a result of the reverse stock split.

On January 22, 2016, the Company amended the certificate of designation for our Series A Preferred Stock by filing an amendment to certificate of designation with the Secretary of State of the State of Nevada. The Company amended the certificate of designation for our Series A Preferred Stock by deleting Section 2.2 of the certificate of designation, which proportionately increases or decreases the number of votes per share of Series A Preferred Stock in the event of any dividend or other distribution on our common stock payable in its common stock or a subdivision or consolidation of the outstanding shares of its common stock. Accordingly, holders of Series A Preferred Stock will have 10 votes per share of Series A Preferred Stock, instead of 0.2 votes per share of Series A Preferred Stock.

On March 30, 2016, the Company designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series C Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series C Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) the Company achieves consolidated revenue equal to or greater than $15,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series C Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

On May 3, 2017, we designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series D Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. On November 2, 2017, we increased the number of authorized shares of Series D Preferred Stock in our company to 5,000,000 shares by filing an Amendment to the foregoing Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series D Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $40,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series D Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be considered cash equivalents. The carrying value of these investments approximates fair value. The Company had $481,831 and $603,805 in cash and cash equivalents at September 30, 2017 and March 31, 2017, respectively.

Accounts receivable and allowance for doubtful accounts

The Company generally does not require collateral, and the majority of its trade receivables are unsecured. The carrying amount for accounts receivable approximates fair value.

Accounts receivable are periodically evaluated for collectability based on past credit history with clients. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.

Inventory

Inventory represents raw and blended chemicals and other items valued at the lower of cost or market with cost determined using the weight average method which approximates first-in first-out method, and with market defined as the lower of replacement cost or realizable value.

As of September 30, 2017 and March, 31 2017, inventory consisted of the following:

	September 30, 2017	March 31, 2017

Raw materials	$453,858	$587,689
Finished goods	180,489	232,300
Total inventory	$634,347	$819,989

Property and equipment

The Company records all property and equipment at cost less accumulated depreciation. Improvements are capitalized while repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful life of the assets or the lease term, whichever is shorter. Depreciation periods are as follows for the relevant fixed assets:

Equipment	5 years
Equipment under capital lease	5 years

Stock-based Compensation

The Company accounts for stock-based compensation to employees in accordance with Accounting Standards Codification (“ASC”) 718. Stock-based compensation to employees is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite employee service period. The Company has elected to account for forfeitures as they occur. Company accounts for stock-based compensation to other than employees in accordance with ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of stock-based payments using the Black-Scholes option-pricing model for common stock options and warrants and the closing price of the Company’s common stock for common share issuances.

Revenue recognition

The Company recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the product or service has been provided to the customer; (3) the amount to be paid by the customer is fixed or determinable; and (4) the collection of such amount is probable.

The Company records revenue when it is realizable and earned upon shipment of the finished products. The Company does not accept returns due to the nature of the product. However, the Company will provide credit to our customers for damaged goods.

Fair value measurements

The valuation of our embedded derivatives and warrant derivatives are determined primarily by the multinomial distribution (Lattice) model. An embedded derivative is a derivative instrument that is embedded within another contract, which under the convertible note (the host contract) includes the right to convert the note by the holder, certain default redemption right premiums and a change of control premium (payable in cash if a fundamental change occurs). In accordance with ASC 815 “Accounting for Derivative Instruments and Hedging Activities”, as amended, these embedded derivatives are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period. A warrant derivative liability is also determined in accordance with ASC 815. Based on ASC 815, warrants which are determined to be classified as derivative liabilities are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period. The practical effect of this has been that when our stock price increases so does our derivative liability resulting in a non-cash loss charge that reduces our earnings and earnings per share. When our stock price declines, the Company records a non-cash gain, increasing our earnings and earnings per share. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2	inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3	unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

To determine the fair value of our embedded derivatives, management evaluates assumptions regarding the probability of certain future events. Other factors used to determine fair value include our period end stock price, historical stock volatility, risk free interest rate and derivative term. The fair value recorded for the derivative liability varies from period to period. This variability may result in the actual derivative liability for a period either above or below the estimates recorded on our consolidated financial statements, resulting in significant fluctuations in other income (expense) because of the corresponding non-cash gain or loss recorded.

Income taxes

In accordance with ASC 740 “Accounting for Income Taxes”, the provision for income taxes is computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic and diluted loss per share

Basic and diluted earnings or loss per share (“EPS”) amounts in the consolidated financial statements are computed in accordance ASC 260 – 10 “Earnings per Share”, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Potentially dilutive securities were excluded from the calculation of diluted loss per share, because their effect would be anti-dilutive.

Reclassification

Certain accounts in the prior period were reclassified to conform to the current period financial statements presentation.

Newly issued accounting pronouncements

In July 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2015-11 (ASU 2015-11) "Simplifying the Measurement of Inventory". According to ASU 2015-11 an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendments in ASU 2015-11 more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards (IFRS). The Board has amended some of the other guidance in Topic 330 to more clearly articulate the requirements for the measurement and disclosure of inventory. However, the Board does not intend for those clarifications to result in any changes in practice. Other than the change in the subsequent measurement guidance from the lower of cost or market to the lower of cost and net realizable value for inventory within the scope of ASU 2015-11, there are no other substantive changes to the guidance on measurement of inventory. For public business entities, the amendments in ASU 2015-11 are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments in ASU 2015-11 are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments in ASU 2015-11 should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period.

The Board decided that the only disclosures required at transition should be the nature of and reason for the change in accounting principle. An entity should disclose that information in the first annual period of adoption and in the interim periods within the first annual period if there is a measurement-period adjustment during the first annual period in which the changes are effective.

On March 30, 2016, the FASB issued Accounting Standards Update (ASU) 2O16-09) Improvements to Employee Share-based Accounting which amends ASC 718, Compensation –Stock Compensation . The ASU includes provisions intended to simplify various provisions related to how share-based payments are accounted for and presented in the financial statements. Compensation cost is ultimately only recognized for awards with performance and/or service conditions that vest (or for awards with market conditions for which the requisite service period is satisfied). Under the new guidance, entities are permitted to make an accounting policy election related to how forfeitures will impact the recognition of compensation cost. Currently entities are required to develop an assumption regarding the forfeiture rate on the grant date, which impacts the estimated amount of compensation cost recorded over the requisite service period. The forfeiture estimates are updated throughout the service period so that compensation cost is ultimately only recognized for awards that vest.

Under the new guidance, entities are permitted to make an accounting policy to either estimate forfeitures each period, as required today or to account for forfeitures as they occur. The Company elects to account for forfeitures as they occur. ASU 2O16-O9 is effective for public business entities for annual reporting periods beginning after December 15, 2O16 and interim periods within that reporting period.

The Company has evaluated other recent accounting pronouncements through September 2017 and believes that none of them will have a material effect on our financial statements.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability and/or acquisition and sale of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has been engaged substantially in financing activities, developing its business plan and building its initial customer and distribution base for its products. As a result, the Company incurred accumulated net losses from Inception (June 19, 2012) through the period ended September 30, 2017 of ($26,269,516). In addition, the Company’s development activities since inception have been financially sustained through debt and equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 – PROPERTY AND EQUIPMENT

Fixed assets consisted of the following at:

	September 30, 2017	March 31, 2017
Machinery and Equipment	$1,200,293	$1,012,000
Machinery under Capital Lease	735,781	735,781
Machinery - Construction in Progress	224,662	185,848
Office Equipment	79,681	79,681
Leasehold Improvements	-	3,979
Less: Accumulated Depreciation	(1,086,382)	(897,141)
Fixed Assets, net	$1,154,035	$1,120,148

Depreciation expense for the six months ended September 30, 2017 and September 30 2016 was $193,221and $180,397, respectively.

NOTE 4 – REVOLVING FINANCING

On February 1, 2017, The Alkaline Water Company Inc. and its subsidiaries (the “Company”) entered into a Credit and Security Agreement (the “Credit Agreement”) with SCM Specialty Finance Opportunities Fund, L.P. (the “Lender”).

The Credit Agreement provides the Company with a revolving credit facility (the “Revolving Facility”), the proceeds of which are to be used to repay existing indebtedness of the Company, transaction fees incurred in connection with the Credit Agreement and for working capital needs of the Company.

Under the terms of the Credit Agreement, the Lender has agreed to make cash advances to the Company in an aggregate principal at any one time outstanding not to exceed the lesser of (i) $3 million (the “Revolving Loan Commitment Amount”) and (ii) the Borrowing Base (defined to mean, as of any date of determination, 85% of net eligible billed receivables plus 65% of eligible unbilled receivables, minus certain reserves).

The Credit Agreement has a term of three years, unless earlier terminated by the parties in accordance with the terms of the Credit Agreement.

The principal amount of the Revolving Facility outstanding bears interest at a rate per annum equal to (i) a fluctuating interest rate per annum equal at all times to the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate,” plus (ii) 3.25%, payable monthly in arrears.

To secure the payment and performance of the obligations under the Credit Agreement, the Company granted to the Lender a continuing security interest in all of the Company’s assets and agreed to a lockbox account arrangement in respect of certain eligible receivables.

In connection with the Credit Agreement, the Company paid to the Lender a $30,000 facility fee. The Company agreed to pay to Lender monthly an unused line fee in amount equal to 0.083% per month of the difference derived by subtracting (i) the average daily outstanding balance under the Revolving Facility during the preceding month, from (ii) the Revolving Loan Commitment Amount. The unused line fee will be payable monthly in arrears. The Company also agreed to pay the Lender as additional interest a monthly collateral management fee equal to 0.35% per month calculated on the basis of the average daily balance under the Revolving Facility outstanding during the preceding month. The collateral management fee will be payable monthly in arrears. Upon a termination of the Revolving Facility, the Company agreed to pay the Lender a termination fee in an amount equal to 2% of the Revolving Loan Commitment Amount if the termination occurs before February 1, 2020. The Company must also pay certain fees in the event that receivables are not properly deposited in the appropriate lockbox account.

The interest rate will be increased by 5% in the event of a default under the Credit Agreement. Events of default under the Credit Agreement, some of which are subject to certain cure periods, include a failure to pay obligations when due, the making of a material misrepresentation to the Lender, the rendering of certain judgments or decrees against the Company and the commencement of a proceeding for the appointment of a receiver, trustee, liquidator or conservator or filing of a petition seeking reorganization or liquidation or similar relief.

The Credit Agreement contains customary representations and warranties and various affirmative and negative covenants including the right of first refusal to provide financing for the Company and the financial and loan covenants, such as the loan turnover rate, minimum EBTDA, fixed charge coverage ratio and minimum liquidity requirements.

NOTE 5 – DERIVATIVE LIABILITY

On May 1, 2014, the Company completed the offering and sale of an aggregate of shares of our common stock and warrants. Each share of common stock sold in the offering was accompanied by a warrant to purchase one-half of a share of common stock. The warrants include down-round provisions that reduce the exercise price of a warrant and convertible instrument. As required by ASC 815 “Derivatives and Hedging”, if the Company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price, the investors will be entitled to down-round protection. The Company evaluated whether its warrants and convertible debt instruments contain provisions that protect holders from declines in its stock price or otherwise could result in modification of either the exercise price or the shares to be issued under the respective warrant agreements. The Company determined that a portion of its outstanding warrants and conversion instruments contained such provisions thereby concluding were not indexed to the Company’s own stock and therefore a derivative instrument.

On August 20, 2014, the Company entered into a warrant amendment agreement with certain holders of the Company’s outstanding common stock purchase warrants whereby the Company agreed to reduce the exercise price of the Existing Warrants the Holders are to be issued new common stock purchase warrants of the Company in the form of the Existing Warrants to purchase up to a number of shares of our common stock equal to the number of Existing Warrants exercised by the Holders

The Company analyzed the warrants and conversion feature under ASC 815 “Derivatives and Hedging” to determine the derivative liability as of September 30, 2017 was $3,407.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Shares

On October 7, 2013, the Company amended its articles of incorporation to create 100,000,000 shares of preferred stock by filing a Certificate of Amendment to Articles of Incorporation with the Secretary of State of Nevada. The preferred stock may be divided into and issued in series, with such designations, rights, qualifications, preferences, limitations and terms as fixed and determined by our board of directors. The Series A Preferred Stock had 10 votes per share (reduced to 0.2 votes per share as a result of the fifty for one reverse stock split, which became effective as of December 30, 2015) and are not convertible into shares of our common stock.

Grant of Series A Preferred Stock

On October 8, 2013, the Company issued a total of 20,000,000 shares of non-convertible Series A Preferred Stock to Steven P. Nickolas and Richard A. Wright (10,000,000 shares to each), our directors and executive officers, in consideration for the past services, at a deemed value of $0.001 per share. The Company valued these shares based on the cost considering the time and average billing rate of these individuals and recorded a $20,000 stock compensation cost for the year ended March 31, 2014.

Our authorized preferred stock was not affected by the reverse stock split and continues to be 100,000,000 shares of preferred stock, with a par value of $0.001 per share. In addition, the number of issued and outstanding shares of Series A Preferred Stock continues to be 20,000,000. However, holders of Series A Preferred Stock had 0.2 vote per share of Series A Preferred Stock, instead of 10 votes per share of Series A Preferred Stock, as a result of the reverse-stock split.

On January 22, 2016, the Company amended the certificate of designation for our Series A Preferred Stock by filing an amendment to certificate of designation with the Secretary of State of the State of Nevada. The Company amended the certificate of designation for our Series A Preferred Stock by deleting Section 2.2 of the certificate of designation, which proportionately increases or decreases the number of votes per share of Series A Preferred Stock in the event of any dividend or other distribution on our common stock payable in its common stock or a subdivision or consolidation of the outstanding shares of its common stock. Accordingly, holders of Series A Preferred Stock will have 10 votes per share of Series A Preferred Stock, instead of 0.2 votes per share of Series A Preferred Stock.

Grant of Series C Convertible Preferred Stock

On March 30, 2016, the Company designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series C Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series C Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) the Company achieves consolidated revenue equal to or greater than $15,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series C Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

Effective March 31, 2016, the Company issued a total of 3,000,000 shares of our Series C Preferred Stock to Steven P. Nickolas and Richard A. Wright (1,500,000 shares to each), pursuant to their employment agreements dated effective March 1, 2016. On August 17, 2017, Steven P. Nickolas converted his 1,500,000 shares of Series C Preferred Stock to 1,500,000 shares of Common Stock.

Grant of Series D Convertible Preferred Stock

On May 3, 2017, the Company designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series D Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. On November 2, 2017, we increased the number of authorized shares of Series D Preferred Stock in our company to 5,000,000 shares by filing an Amendment to the foregoing Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series D Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $40,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series D Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time. The company then issued a total of 3,000,000 shares of our Series D Preferred Stock to our directors, officers, consultants and employees. We issued these shares relying on the registration exemption provided for in Section 4(a)(2) of the Securities Act of 1933.

Common Stock

The Company was authorized to issue 1,125,000,000 shares of $0.001 par value common stock. On May 31, 2013, the Company effected a 15-for-1 forward stock split of our $0.001 par value common stock. All shares and per share amounts have been retroactively restated to reflect such split. Prior to the acquisition of Alkaline Water Corp., the Company had 109,500,000 shares of common stock issued and outstanding. On May 31, 2013, the Company issued 43,000,000 shares in exchange for a 100% interest in Alkaline Water Corp. For accounting purposes, the acquisition of Alkaline Water Corp. by The Alkaline Water Company Inc. has been recorded as a reverse acquisition of a company and recapitalization of Alkaline Water Corp. based on the factors demonstrating that Alkaline Water Corp. represents the accounting acquirer. Consequently, after the closing of this agreement the Company adopted the business of Alkaline Water Corp.’s wholly-owned subsidiary, Alkaline 88, LLC. As part of the acquisition, the former management of the Company agreed to cancel 75,000,000 shares of common stock.

On December 30, 2015, the Company effected a fifty for one reverse stock split of its authorized and issued and outstanding shares of common stock. As a result, the authorized common stock has decreased from 1,125,000,000 shares of common stock, with a par value of $0.001 per share, to 22,500,000 shares of common stock, with a par value of $0.001 per share. All shares and per share amounts have been retroactively restated to reflect such split.

On January 21, 2016, stockholders of our company approved, by written consents, an amendment to the articles of incorporation of our company to increase the number of authorized shares of our common stock from 22,500,000 to 200,000,000.

The Company received written consents representing 20,776,000 votes from the holders of shares of its common stock and our Series A Preferred Stock voting as a single class, representing approximately 61% of the voting power of its outstanding common stock and its outstanding Series A Preferred Stock voting as a single class as of the record date (January 12, 2016). On January 21, 2016, there were no written consents received by the Company representing a vote against, abstention or broker non-vote with respect to the proposal.

Common Stock Issued for Services

Effective April 28, 2017, we issued 610,000 shares of common stock to six persons, one of whom is a director and officer of our company. Of these shares, 560,000 are restricted from transfer for a period of two years.

In consideration for services rendered and to be rendered to our company pursuant to a services agreement dated July 26, 2016, we issued consultant 262,596 shares of our common stock on August 23, 2017.

NOTE 7 – OPTIONS AND WARRANTS

Stock Option Awards

Effective April 28, 2017, we granted a total of 1,790,000 stock options to our directors, officers, consultants employees. The stock options are exercisable at the exercise price of $1.29 per share for a period of six and one-half years from the date of grant. 360,000 of the stock options vest as follows: (i) 120,000 upon the date of grant; and (ii) 120,000 on each anniversary date of grant. 1,430,000 of the stock options vest as follows: (i) 357,500 upon the date of grant; and (ii) 357,500 on each anniversary date of grant. We granted the stock options to 12 U.S. Persons and 3 non U.S. Persons (as that term is defined in Regulation S of the Securities Act of 1933) and in issuing securities we relied on the registration exemption provided for in Regulation S and/or Section 4(a)(2) of the Securities Act of 1933.

In June 2017, two option holders elected to exercise their stock options. A total of 181,000 stock options were surrendered in exchange for 121,288 common stock shares.

NOTE 8 – RELATED PARTY TRANSACTIONS

On November 18, 2016, our company provided notice to Steven P. Nickolas, our then-president and chief executive officer, of our board of directors’ finding that there was “just cause” for termination of Mr. Nickolas’s employment and of our company’s intent to terminate the employment of Mr. Nickolas for “just cause” pursuant to the provision of the Employment Agreement with Mr. Nickolas dated March 1, 2016. Under the Employment Agreement, Mr. Nickolas had 30 days to cure the failures and breaches creating “just cause” for termination. Mr. Nickolas failed to cure such failure and breaches and, on April 7, 2017, our company terminated the employment of Mr. Nickolas for cause. In addition, our company removed Mr. Nickolas as the president and chief executive officer of our company.

On April 7, 2017, our board of directors appointed Richard A. Wright as president of our company. On April 28, 2017, Mr. Wright resigned as the secretary and treasurer of our company and he was appointed as the chief executive officer of our company.

On April 28, 2017, our board of directors appointed David Guarino as chief financial officer, treasurer, secretary president of our company.

On May 3, 2017, the Company designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series D Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. Mr. Wright and Mr. Guarino were each issued 1,000,000 shares each of the Series D Preferred Stock.

On September 14, 2017, Wright Investment Group LLC, an entity controlled by Richard A. Wright, chief executive officer, president and director, advanced $200,000 to the Company.

NOTE 9 – CAPITAL LEASE

On October 22, 2014, the Company entered into a master lease agreement with Veterans Capital Fund, LLC (the “Lessor”) for the secured lease line of credit financing in an amount not to exceed $600,000. The lease is expected to be secured by three new alkaline generating electrolysis system machines. Our wholly-owned subsidiary, Alkaline 88, LLC, and Water Engineering Solutions, LLC acted as co-lessees. Water Engineering Solutions, LLC is an entity that is controlled and owned by our former president and chief executive officer, Steven P. Nickolas, and our current president and chief executive officer, Richard A. Wright. Pursuant to the master lease agreement, the Lessor agreed to lease to us the equipment described in any equipment schedule signed by us and approved by the Lessor. It is expected that any lease under the master lease agreement will be structured for a three year lease term with fixed monthly lease rental payments based on a monthly lease rate factor of 3.4667% of the Lessor’s capital cost. In connection with the entering into the master lease agreement, the Company also entered into a warrant agreement with the Lessor, pursuant to which the Company agreed to issue a warrant to purchase 72,000 shares of our common stock to the Lessor and/or its affiliates at an exercise price of $6. 25 per share for a period of five years, 18,000 shares vested.

On February 25, 2015, the Company amended the master lease agreement with Veterans Capital Fund, LLC for the increase in the secured lease line of credit financing to an amount not to exceed $800,000. The lease was secured by new alkaline generating electrolysis system machines by our wholly-owned subsidiary, Alkaline 88, LLC, and Water Engineering Solutions, LLC. Water Engineering Solutions, LLC is an entity that is controlled and owned by our former president and chief executive officer, Steven P. Nickolas, and our current president and chief executive officer, Richard A. Wright. Pursuant to the master lease agreement, the Lessor agreed to lease to us the equipment described in any equipment schedule signed by us and approved by the Lessor. It is expected that any lease under the master lease agreement will be structured for a three year lease term with fixed monthly lease rental payments based on a monthly lease rate factor of 3.4667% of the Lessor’s capital cost. In connection with the entering into the master lease agreement, the Company entered into a warrant agreement with the Lessor, pursuant to which the Company agreed to cancel the previously issued warrant certificate for 72,000 warrants and issue a warrant certificate for warrants to purchase 102,000 shares of our common stock to the Lessor and/or its affiliates at an exercise price of $5.00 per share for a period of five years. 18,000 shares vested on October 22, 2014, 13,316 shares on October 28, 2014, 13,606 shares on December 22, 2014, 6,945 shares on February 3, 2015 and 15,799 shares on March 5, 2015. The remaining 18,105 shares will vest on a pro rata basis according to any mounts the Lessor funds pursuant to any lease schedules under the master lease agreement, provided that if the Company draws on 90% or more of the total lease line under the master lease agreement, then all such shares will be deemed to be vested. The Company recorded the bifurcated value of $309,028 of the warrants issued as additional paid in capital, the value was determine using a Black-Scholes, a level 3 valuation measure.

During the year ended March 31, 2015 the Company agreed to lease specialized equipment used to make our alkaline water with a value of $735,781 under the above master lease agreement. The Company evaluated this lease under ASC 840-30 “Leases-Capital Leases” and concluded that the lease is a capital asset. As of September 30, 2017 the balance owed to Veterans Capital Fund, LLC under the lease is $112,752.

NOTE 10 – NOTES PAYABLE

On September 20, 2016, we entered into a loan facility agreement (the “Loan Agreement”) with Turnstone Capital Inc., whereby Turnstone Capital Inc. agreed to make available to our company a loan in the aggregate principal amount of $1,500,000 (the “Loan Amount”). In June, 2017, the Loan Agreement was amended to increase the Loan amount to $1,700,000. Pursuant to the Loan Agreement, Turnstone Capital Inc. agreed to make one or more advances of the Loan Amount to our company as requested from time to time by our company in an amount to be agreed upon by our company and the Lender (each, an “Advance”).

During the year ended March 31, 2017, Turnstone Capital Inc. made advances totaling $1,000,000. This amount together with accrued interest of $30,000 was converted to 1,030,000 shares of our common stock on March 31, 2017.

In June, 2017, Turnstone Capital Inc. advanced an additional $500,000 under the Loan Agreement. The Company evaluated this transaction under ASC 470-20-30 “Debt – liability and equity component” and determined that a debt discount of $295,000 was provided and will be amortized over the remaining term of the Loan Agreement.

On September 29, 2017, Turnstone Capital Inc. converted the $500,000 plus accrued interest of 14,583 to 514,583 common shares.

NOTE 11 – SUBSEQUENT EVENTS

On October 17, 2017, Wright Investment Group LLC, an entity controlled by Richard A. Wright, advanced $400,000 to the Company.

On October 25, 2017, Richard A. Wright forfeited stock options to purchase a total of 148,000 shares of the Company’s common stock at prices ranging between $5.75 and $7.50.

On October 31, 2017, our company and its subsidiaries entered into a Settlement Agreement and Mutual Release of Claims (the “Settlement Agreement”) with Steven P. Nickolas, the Nickolas Family Trust, Water Engineering Solutions, LLC and Enhanced Beverages, LLC, companies and trust that are controlled or owned by Mr. Nickolas, (collectively, the “Nickolas Parties”) and McDowell 78, LLC and Wright Investments Group, LLC, a company controlled or owned by Richard A. Wright, (collectively, “Wright/McDowell”). The Settlement Agreement provides, among other things, the following: a) simultaneous with the full execution of the Settlement Agreement, we agreed to pay Mr. Nickolas $110,000 in one lump sum (paid); b) in exchange of 700,000 shares of our common stock and 300,000 shares of our Series D Preferred Stock described above, Mr. Nickolas forfeited his 10,000,000 shares of our Series A Preferred Stock, to be cancelled for no further consideration; c) upon the full execution of the Settlement Agreement, Mr. Nickolas and our company agreed to file the stipulations to dismiss the complaints and counterclaim filed by each of them with prejudice, with each side to bear its own costs and attorney’s fees. In addition, our company and Wright/McDowell agreed that they will effectuate the dismissal of an arbitration proceeding against the Nickolas Parties with prejudice, with each side to bear its own attorneys’ fees and costs; e) Mr. Nickolas acknowledged and agreed that the employment agreement between Mr. Nickolas and our company was terminated as of April 7, 2017 and no further amounts are owed to Mr. Nickolas under the employment agreement and we agreed to waive restrictive covenants set out in the employment agreement; f) we agreed to assume financial responsibility for certain obligations owed by Mr. Nickolas; g) Mr. Nickolas acknowledged and agreed that 1,500,000 stock options with an exercise price of $0.52 issued to Mr. Nickolas on or about March 1, 2016 has expired and a total of 148,000 stock options issued to Mr. Mr. Nickolas before 2016 will automatically expire 90 days from October 6, 2017, the date Mr. Nickolas ceased being a director of our company; and h) the parties also agreed to mutual release of claims.

On November 8, 2017, Richard A. Wright and the Company entered in to an Exchange Agreement and Mutual Release of Claims (the “Exchange Agreement”). The Exchange Agreement provided, among other things, for the following: a) in exchange for the issuance of 700,000 shares of our common stock and 300,000 shares of our Series D Preferred Stock described above, Richard A. Wright forfeited his 10,000,000 shares of our Series A Preferred Stock, to be cancelled for no further consideration; and b) Richard A. Wright also agreed to a release of claims against the Company. Also on November 8, 2017, Richard A. Wright forfeited stock options to purchase 1,500,000 shares of our company’s common stock at an exercise price of $0.52 per share in exchange for the Company agreeing to issue Richard A. Wright an additional 200,000 shares of Series D Preferred Stock.

On November 14, 2017, we withdrew the Certificate of Designation establishing Series A Preferred Stock. There were no shares of Series A Preferred Stock outstanding immediately prior to the withdrawal.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

Our management’s discussion and analysis provides a narrative about our financial performance and condition that should be read in conjunction with the audited and unaudited consolidated financial statements and related notes thereto included in this prospectus. This discussion contains forward looking statements reflecting our current expectations and estimates and assumptions about events and trends that may affect our future operating results or financial position. Our actual results and the timing of certain events could differ materially from those discussed in these forward-looking statements due to a number of factors, including, but not limited to, those set forth in the sections of this prospectus titled “Risk Factors” beginning at page 4 above and “Forward-Looking Statements” beginning at page 11 above.

Overview

We offer retail consumers bottled alkaline water in 500ml, 700ml, 1-liter, 3-liter and 1-gallon sizes under the trade name Alkaline88®. Our product is produced through an electrolysis process that uses specialized electronic cells coated with a variety of rare earth minerals to produce our 8.8 pH drinking water without the use of any chemicals. Our product also incorporates 84 trace minerals from Pink Himalayan Rock Salts.

Going Concern

Our financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have not yet established an ongoing source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. As of September, 2017, we had an accumulated deficit of $26,269,516. Our ability to continue as a going concern is dependent on our company obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to significantly curtail or cease operations.

In its report on our financial statements for the year ended March 31, 2017, our independent registered public accounting firm included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will need to raise additional funds to finance continuing operations. However, there are no assurances that we will be successful in raising additional funds. Without sufficient additional financing, it would be unlikely for us to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish the plans described in this prospectus and eventually secure other sources of financing and attain profitable operations.

Results of Operations

Our results of operations for the three months ended September 30, 2017 and September 30, 2016 are as follows:

	Three	Three
	Months Ended	Months Ended
	September 30,	September 30,
	2017	2016
Revenue	$4,841,528	$3,007,538
Cost of goods sold	2,753,879	1,896,112
Gross profit	2,087,649	1,111,426
Net Loss (after operating expenses and other expenses)	(1,107,728)	(1,275,676)

Our results of operations for the six months ended September 30, 2017 and September 30, 2016 are as follows:

	Six	Six
	Months Ended	Months Ended
	September 30, 2017	September 30, 2016
Revenue	$10,021,722	$5,954,287
Cost of goods sold	5,705,823	3,686,825
Gross profit	4,315,899	2,267,462
Net Loss (after operating expenses and other expenses)	(2,879,482)	(2,289,307)

Our results of operations for the years ended March 31, 2017 and March 31, 2016 are as follows:

	Year Ended	Year Ended
	March 31, 2017	March 31, 2016
Revenue	$12,763,630	$7,088,806
Cost of goods sold	7,350,394	4,432,459
Gross profit	5,413,236	2,656,347
Net Loss (after operating expenses and other expenses)	(3,454,600)	(8,281,584)

Revenue and Cost of Goods Sold

We had revenue from sales of our product for the three months ended September 30, 2017 of $4,841,528, as compared to $3,007,538 for the three months ended September 30, 2016, an increase of 61% generated by sales of our alkaline water. The increase in sales is due to the expanded distribution of our products to additional retailers throughout the country. We had revenue from sales of our product for the six months ended September 30, 2017 of $10,021,722, as compared to $5,954,287 for the six months ended September 30, 2016, an increase of 68% generated by sales of our alkaline water. The increase in sales is due to the expanded distribution of our products to additional retailers throughout the country. We had revenue from sales of our product for the year ended March 31, 2017 of $12,763,630 as compared to $7,088,806 for the year ended March 31, 2016, an increase of 80%, generated by sales of our alkaline water. The increase in sales is due to the expanded distribution of our products to additional retailers throughout the country.

As of September 30, 2017, the product is now available in all 50 states at an estimated 32,000 retail locations. As of September 30, 2016, the product was available in all 50 states at an estimated 29,000 retail locations. This increase has occurred primarily through the addition of 5 of the top national grocery retailers as customer during the year ended March 31, 2017. We distribute our product through several channels. We sell through large national distributors (UNFI, KeHe and C&S), which together represent over 150,000 retail outlets. We also sell our product directly to retail clients, including convenience stores, natural food products stores, large ethnic markets and national retailers. Some examples of retail clients are, Albertson’s, Safeway, Kroger, Schnucks, Smart & Final, Jewel-Osco, Sprouts, Bashas’, Stater Bros. Markets, Unified Grocers, Bristol Farms, Vallarta, Superior Foods, Ingles, HEB and Brookshire’s.

Cost of goods sold is comprised of production costs, shipping and handling costs. For the three months ended September 30, 2017, we had cost of goods sold of $2,753,879, or 57% of revenue, as compared to cost of goods sold of $1,896,112 or 63% of revenue, for the three months ended September 30, 2016. The increase in gross profit rate is a result of reduced raw material cost through greater volume purchases from our suppliers. For the six months ended September, 30, 2017, we had cost of goods sold of $5,705,823, or 57% of revenue, as compared to cost of goods sold of $3,686,825 or 63% of revenue, for the six months ended September 30, 2016. The increase in gross profit rate is a result of reduced raw material cost through greater volume purchases from our suppliers. For the year ended March 31, 2017, we had cost of goods sold of $7,350,394, or 57.6% of net sales, as compared to cost of goods sold of $4,432,459, or 62.5% of net sales, for the year ended March 31, 2016. The decrease in cost of goods sold as a percentage of net sales compared to the same period last year was due to reduced raw material cost through greater volume purchases from our suppliers.

Expenses

Our operating expenses for the three months ended September 30, 2017 and September 30, 2016 are as follows:

	Three	Three
	Months Ended	Months Ended
	September 30, 2017	September 30, 2016
Sales and marketing expenses	$1,818,344	$1,060,390
General and administrative expenses	876,922	1,056,741
Depreciation expenses	96,942	90,958
Total operating expenses	$2,792,208	$2,208,089

Our operating expenses for the six months ended September 30, 2017 and September 30, 2016 are as follows:

	Six	Six
	Months Ended	Months Ended
	September 30, 2017	September 30, 2016
Sales and marketing expenses	$3,488,361	$2,146,389
General and administrative expenses	2,967,314	1,897,515
Depreciation expenses	193,221	180,397
Total operating expenses	$6,648,896	$4,224,301

Our operating expenses for the year ended March 31, 2017 and March 31, 2016 are as follows:

	Year Ended	Year Ended
	March 31, 2017	March 31, 2016
Sales and marketing expenses	$4,428,672	$2,931,870
General and administrative expenses	3,164,101	6,883,287
Depreciation expenses	359,556	318,328
Total operating expenses	$7,952,229	$10,133,485

For the three months ended September 30, 2017, our total operating expenses were $2,792,208, as compared to $2,208,089 for the three months ended September 30, 2016.

For the three months ended September 30, 2017, the total included $1,818,344 of sales and marketing expenses and $876,922 of general and administrative expenses, consisting primarily of approximately $330,792 of stock option compensation expense, and $273,001 of professional fees.

For the three months ended September 30, 2016 the total included $1,060,390 of sales and marketing expenses and $1,056,741 of general and administrative expenses, consisting primarily of approximately $176,500 of stock option compensation expense, and $370,118 of professional fees.

For the six months ended September 30, 2017, our total operating expenses were $6,648,896, as compared to $4,224,301 for the six months ended September 30, 2016.

For the six months ended September 30, 2017, the total included $3,488,361 of sales and marketing expenses and $2,967,314 of general and administrative expenses, consisting primarily of approximately $1,670,294 of stock option compensation expense, and $572,348 of professional fees.

For the six months ended September 30, 2016 the total included $2,146,389 of sales and marketing expenses and $1,897,515 of general and administrative expenses, consisting primarily of approximately $319,125 of stock option compensation expense, and $649,881 of professional fees.

For the year ended March 31, 2017, our total operating expenses were $7,952,229, as compared to $10,133,485 for the year ended March 31, 2016. For the year ended March 31, 2017, the total included $4,428,672 of sales and marketing expenses and $3,164,101 of general and administrative expenses, consisting primarily of $1,111,196 of wages and related expenses, $1,107,577 of professional fees and $379,125 in stock compensation expense. Our stock compensation expense was incurred as a part of our issuance of certain stock options and stock grants to employees and key consultants to develop our business.

For the year ended March 31, 2016, the total included $2,931,870 of sales and marketing expenses and $6,883,287 of general and administrative expenses, consisting primarily of approximately $4,039,291 in stock compensation expense and $646,244 of professional fees. Our stock compensation expense was incurred as a part of our issuance of certain stock options and stock grants to employees and key consultants to develop our business. Although a non-cash expense, the value of such issuances had a material impact on our general and administrative expenses for the year ended March 31, 2016.

Liquidity and Capital Resources

Working Capital

	At	At	At
	September 30 , 2017	March 31, 2017	March 31, 2016
Current assets	$3,305,184	3,150,321	$2,549,023
Current liabilities	4,025,798	3,429,437	2,153,472
Working capital (deficiency)	$(720,614)	(279,116)	$395,551

Current Assets

Current assets as of September 30, 2017 primarily relate to $481,831 in cash, $1,848,845 in accounts receivable and $634,347 in inventory. Current assets as of March 31, 2017 and March 31, 2016 primarily relate to $603,805 and $1,192,119 in cash, $1,419,281 and $911,390 in accounts receivable and $819,988 and $434,708 in inventory, respectively.

Current Liabilities

Current liabilities as of September 30, 2017 primarily relate to $1,451,780 in accounts payable, revolving financing of $1,846,026, current portion of capital leases of $112,752 and accrued expenses of $611,833. Current liabilities as of March 31, 2017 and March 31, 2016 primarily relate to $1,343,824 and $847,452 in accounts payable, revolving financing of $1,436,083 and $475,273, accrued expenses of $455,916 and $251,613, notes payable of $-0- and $324,368, current portion of capital leases of $190,207 and $243,623 and $3,407.

Cash Flow

Our cash flows for the six months ended September 30, 2017 and September 30, 2016 are as follows:

	Six Months	SixMonths
	Ended	Ended
	September 30,	September 30,
	2017	2016
Net Cash used in operating activities	$(668,505)	$(1,650,263)
Net Cash used in investing activities	(226,446)	(184,315)
Net Cash provided by financing activities	772,977	832,170
Net decrease in cash and cash equivalents	$(121,974)	$(1,002,408)

Our cash flows for the years ended March 31, 2017 and March 31, 2016 are as follows:

	Year	Year
	Ended	Ended
	March 31,	March 31,
	2017	2016
Net Cash used in operating activities	$(2,553,253)	$(3,109,541)
Net Cash used in investing activities	(253,170)	(344,961)
Net Cash provided by financing activities	2,219,109	4,556,508
Net decrease in cash and cash equivalents	$(587,314)	$1,102,006

Operating Activities

Net cash used in operating activities was $668,505 for the six months ended September 30, 2017, as compared to $1,650,263 used in operating activities for the six months ended September 30, 2016. The decrease in net cash used in operating activities was primarily due to a $945,371 reduction of net loss after adding back non cash adjustments in the six months ended September 30, 2017 compared to the six months ended September 30, 2016.

Net cash used in operating activities was $2,593,253 for the year ended March 31, 2017, as compared to $3,109,541 used in operating activities for the year ended March 31, 2016.

Investing Activities

Net cash used in investing activities was $226,446 for the six months ended September 30, 2017, as compared to $184,315 used in investing activities for the six months ended September 30, 2016. The increase in net cash used by investing activities was the result of an increase of purchase of fixed assets and equipment deposits.

Net cash used in investing activities was $253,170 for the year ended March 31, 2017, as compared to $344,961 used in investing activities for the year ended March 31, 2016. The net cash used by investing activities was from purchase of production equipment.

Financing Activities

Net cash provided by financing activities for the six months ended September 30, 2017 was $772,977, as compared to $832,170 for the six months ended September 30, 2016. The decrease of net cash provided by financing activities was mainly attributable to a decrease in proceeds received from financing activities of $412,975 offset by a decrease in repayment from financing activities of $353,782.

Net cash provided by financing activities for the year ended March 31, 2017 was $2,258,109, as compared to $4,556,508 for the year ended March 31, 2016. The decrease of net cash provided by financing activities was mainly attributable to a reduced amount of sales of our common stock.

Cash Requirements

We believe that cash flow from operations will not meet our present and near-term cash needs and thus we will require additional cash resources, including the sale of equity or debt securities, to meet our planned capital expenditures and working capital requirements for the next 12 months. We estimate that our capital needs over the next 12 months will be up to approximately $3,000,000. We will require additional cash resources to, among other things, expand broker network, increase manufacturing capacity, expand retail distribution and add support staff. If our own financial resources and future cash-flows from operations are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations or modify our plans to grow the business. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, will limit our ability to expand our business operations and could harm our overall business prospects.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Changes in and Disagreements with Accountants
on Accounting and Financial Disclosure

We have been notified that Seale & Beers, CPAs was acquired by AMC Auditing, LLC. As a result, effective as of November 18, 2016, Seale& Beers, CPAs resigned as our independent registered public accounting firm and we engaged AMC Auditing, LLC as our independent registered public accounting firm. The change of our independent registered public accounting firm from Seale& Beers, CPAs to AMC Auditing, LLC was approved by our board of directors.

The report of Seale & Beers, CPAs on our financial statements for our fiscal years ended March 31, 2016 and 2015 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles, except that such report on our financial statements contained an explanatory paragraph in respect to the substantial doubt about our ability to continue as a going concern.

During our fiscal years ended March 31, 2016 and 2015 and in the subsequent interim period through the date of resignation, there were no disagreements, resolved or not, with Seale & Beers, CPAs on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which disagreement, if not resolved to the satisfaction of Seale & Beers, CPAs, would have caused Seale & Beers, CPAs to make reference to the subject matter of the disagreement in connection with its report.

During our fiscal years ended March 31, 2016 and 2015 and in the subsequent interim period through the date of resignation, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

During our fiscal years ended March 31, 2016 and 2015 and in the subsequent interim period through the date of appointment, we have not consulted with AMC Auditing, LLC regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor has AMC Auditing, LLC provided to us a written report or oral advice that AMC Auditing, LLC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. In addition, during such periods, we have not consulted with AMC Auditing, LLC regarding any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Directors and Executive Officers

Directors and Executive Officers

All directors of our company hold office until the next annual meeting of our stockholders or until their successors have been elected and qualified, or until their death, resignation or removal. The executive officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office.

Our directors and executive officers, their ages, positions held, and duration of such, are as follows:

Name	Position Held with Our Company	Age	Date First Elected or Appointed
Richard A. Wright	President, Chief Executive Officer, Vice-President, Chief Operating Officer, and Director	59	May 31, 2013
David Guarino	Chief Financial Officer, Secretary, Treasurer and Director	53	April 28, 2017
Aaron Keay	Chairman of the Board and Director	40	July 22, 2016
Bruce Leitch	Director	59	September 8, 2016

Business Experience

The following is a brief account of the education and business experience of our current executive officers during at least the past five years, indicating their principal occupation during the period, and the name and principal business of the organization by which they were employed:

Richard A. Wright

Mr. Wright is a Certified Public Accountant. He graduated Magnum Cum Laude in 1978 from Mount Union University in Alliance, Ohio. He has done graduate level MBA courses at Case Western Reserve College in Cleveland, Ohio. In 2008, Mr. Wright became the Chief Financial Officer for PCT International. PCT is a leading worldwide developer and manufacturer of last mile and access network solutions for broadband communication networks. PCT focuses on innovative and cost-effective solutions that allow service providers to improve system integrity and expand service offerings. It has manufacturing plants in USA and China and sells their products in 42 countries. In 2010, Mr. Wright began his own tax and accounting CPA firm in Scottsdale, Arizona, Wright Tax Solutions PLC. Mr. Wright also began Wright Investment Group, LLC, a small equity participation firm that helps provide seed capital through micro loans and financial expertise to start-up enterprises.

Effective as of May 31, 2013, Mr. Wright was appointed as vice-president, treasurer and a director of our company. On August 7, 2013, our board of directors appointed Mr. Wright as secretary of our company. On August 28, 2016, our board of directors appointed Mr. Wright as chief operating officer of our company. On April 7, 2017, our board of directors appointed Mr. Wright as president of our company. On April 28, 2017, Mr. Wright resigned as the secretary and treasurer of our company and our board of directors appointed Mr. Wright as the chief executive officer of our company.

David Guarino

On April 28, 2017, Mr. Guarino was appointed as the chief financial officer, secretary and treasurer and a director of our company. Mr. Guarino currently holds a bachelor of science in accounting and a masters of accountancy from the University of Denver. From 2008 to 2013, Mr. Guarino was President and a Director of Kahala Corp, a worldwide franchisor of multiple quick service restaurant brands with locations in 49 states and over 25 countries. From 2014 to 2015, Mr. Guarino was President of HTI International Holdings, Inc., a technology company focused on forward osmosis water filtration technology. From 2015 until April, 2017, Mr. Guarino has been a consultant to our company.

Aaron Keay

Mr. Keay has been the President and Managing Partner of Inform Capital Partner, a corporate finance advisory and merchant banking firm, from 2008 to present. He was the Chairman, CEO and director of Inform Resources Corp., a mining company listed on the TSX Venture Exchange (the “TSXV”), from August 2010 until July 10, 2014. Mr. Keay was the CEO, President and director of IDM Mining Ltd. (formerly Revolution Resources), a mining company listed on the Toronto Stock Exchange, from 2009 until January 7, 2015. He was a director of OrganiGram Holdings Inc., an industrial company specializing in the production of condition specific medical marihuana under license from Health Canada listed on the TSXV, from September 14, 2010 until July 17, 2014. Mr. Keay was a director of Plateau Uranium Inc. (formerly Macusani Yellowcake Inc.), a uranium exploration and development company listed on the TSXV, from April 5, 2013 until September 4, 2014. He was a director of Aftermath Silver Inc. (formerly Full Metal Zinc Ltd.), a mineral exploration and development company listed on the TSXV, from February 2011 until December 12, 2013. Mr. Keay holds a Bachelor of Human Kinetics from the University of British Columbia. On July 22, 2016, Mr. Keay was appointed as a director of our company and on August 17, 2017, Mr. Keay was appointed as the Chairman of the Board.

Bruce Leitch

Mr. Leitch has been a director of our company since September 8, 2016. During the past five years Mr. Leitch has been actively engaged as a management consultant with respect to business development strategies and overseeing the corporate governance requirements for various private companies. The bulk of his time has been spent as the V.P. Corporate Finance and a Director for Citadel LED Lighting Corp., a private company engaged in the importation of innovative LED lighting products with applications in the retail, hospitality, outdoor lighting and commercial buildings and facilities market sectors.

Mr. Leitch has extensive experience with consumer products companies, and is well versed in all aspects of branding, marketing, cross marketing through strategic relationships, interacting with advertising agencies to create highly focused and effective sales campaigns, along with being very conversant in wholesale distribution networks, logistics, managing multiple channels of product distribution and supply chain management. Mr. Leitch has extensive experience in the capital markets and the securities industry, having worked for several major financial services institutions as well as having been an officer, director and principal of several public and private companies.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

None of our directors and executive officers has been involved in any of the following events during the past ten years:

(a)

any petition under the federal bankruptcy laws or any state insolvency laws filed by or against, or an appointment of a receiver, fiscal agent or similar officer by a court for the business or property of such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing;

(b)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

(c)

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)

being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e)

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission to have violated a federal or state securities or commodities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been reversed, suspended, or vacated;

(f)

being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(g)

being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(h)

being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

Summary Compensation

The particulars of compensation paid to the following persons:

(a)	all individuals serving as our principal executive officer during the year ended March 31, 2017

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the year ended March 31, 2017; and

(c)	up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at March 31, 2017,

who we will collectively refer to as the named executive officers, for all services rendered in all capacities to our company and subsidiaries for the years ended March 31, 2017 and 2016 are set out in the following summary compensation table:

Summary Compensation Table – Years ended March 31, 2017 and 2016

						Non-	Non-
						Equity	qualified
						Incentive	Deferred	All
Name						Plan	Compensa-	Other
and				Stock	Option	Compensa-	tion	Compensa-
Principal		Salary	Bonus	Awards	Awards	tion	Earnings	tion	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Steven P. Nickolas	2017	180,000	Nil	Nil	Nil	Nil	Nil	24,035	204,035
Former President,	2016	144,000	35,000	Nil	780,000	Nil	Nil	27,640	986,640
Chief Executive
Officer and
Director(1)
Richard A. Wright	2017	168,000	Nil	Nil	Nil	Nil	Nil	22,002	190,002
President, Chief	2016	132,000	35,000	Nil	780,000	Nil	Nil	19,544	966,544
Executive Officer,
Vice-President,
Chief Operating
Officer, Director
and Former
Secretary and
Treasurer(1)

Notes:

(1)	On April 7, 2017, our company removed Mr. Nickolas as the president and chief executive officer of our company. On October 6, 2017, Mr. Nickolas resigned as a director of our company.

(2)

On April 7, 2017, our board of directors appointed Mr. Wright as president of our company. On April 28, 2017, Mr. Wright resigned as the secretary and treasurer of our company and our board of directors appointed Mr. Wright as the chief executive officer of our company.

Effective October 7, 2013, our board of directors adopted and approved the 2013 Equity Incentive Plan. The plan was approved by a majority of our stockholders on October 7, 2013. On October 31, 2014, our board of directors amended the 2013 Equity Incentive Plan to, among other things, increase the number of shares of stock of our company available for the grant of awards under the plan from 20,000,000 shares to 35,000,000 shares. The purpose of the plan is to (a) enable our company and any of our affiliates to attract and retain the types of employees, consultants and directors who will contribute to our company’s long range success; (b) provide incentives that align the interests of employees, consultants and directors with those of the stockholders of our company; and (c) promote the success of our company’s business. Effective as of December 30, 2015, we effected a 50-for-1 reverse stock split of our authorized and issued and outstanding shares of common stock which decreased the number of shares of stock of our company available for the grant of awards under the plan from 35,000,000 shares to 700,000 shares. Effective as of January 20, 2016, our board of directors amended the plan to increase the number of shares of stock of our company available for the grant of awards under the plan from 700,000 to 7,700,000. The plan enables us to grant awards of a maximum of 7,700,000 shares of our stock and awards that may be granted under the plan includes incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards and performance compensation awards.

Effective October 9, 2013, we granted a total of 6,000,000 stock options to Steven P. Nickolas and Richard A. Wright (3,000,000 stock options to each). The stock options were exercisable at the exercise price of $0.605 per share for a period of ten years from the date of grant. The stock options vested as follows: (i) 1,000,000 upon the date of grant; and (ii) 500,000 per quarter until fully vested. On October 31, 2014, we reduced the exercise price of these stock options to $0.15 per share.

Effective May 12, 2014, we granted a total of 1,200,000 stock options Steven P. Nickolas and Richard A. Wright (600,000 stock options to each). The stock options are exercisable at the exercise price of $0.165 per share for a period of five years from the date of grant. 600,000 stock options vested upon the date of grant.

Effective May 21, 2014, we granted a total of 6,000,000 stock options to Steven P. Nickolas and Richard A. Wright (3,000,000 stock options to each). The stock options are exercisable at the exercise price of $0.1455 per share for a period of ten years from the date of grant. 3,000,000 of these stock options vested upon the date of grant and the other 3,000,000 stock options vested on November 21, 2014.

Effective February 18, 2015, we granted a total of 1,600,000 stock options to Steven P. Nickolas and Richard A. Wright (800,000 stock options each). The stock options are exercisable at the exercise price of $0.115 per share for a period of five years from the date of grant. All of these stock options vested upon the date of grant.

Effective January 29, 2016, we granted a total of 3,000,000 stock options to Steven P. Nickolas and Richard A. Wright (1,500,000 stock options each). The stock options are exercisable at the exercise price of $0.52 per share until October 7, 2023. All of these stock options vested effective January 29, 2016.

We estimated compensation expense of $1,560,000 on the stock options granted that vested during the year ended March 31, 2016, divided equally between Steven P. Nickolas and Richard A. Wright in the amount of $780,000 each. The aggregate intrinsic value of these options was $4,290,000 at March 31, 2016.

Employment Agreement with Steven P. Nickolas

On March 30, 2016, we entered into an employment agreement dated effective March 1, 2016 with Steven P. Nickolas, our former president and chief executive officer and a former director of our company, pursuant to which Mr. Nickolas agreed to perform such duties as are regularly and customarily performed by the president and chief executive officer of a corporation, and any other duties consistent with Mr. Nickolas’s position in our company. Pursuant to the terms of the employment agreement, we agreed to (i) pay Mr. Nickolas $15,000 per month or such other amount as may be determined by our board of directors from time to time; and (ii) issue to Mr. Nickolas 1,500,000 shares of our Series C Preferred Stock (issued effective as of March 31, 2016). We also agreed that each of the following events constitute a “Negotiated Trigger Event” as defined in the Certificate of Designation for the Series C Preferred Stock: (i) the occurrence of a change of control event; (ii) the death of Mr. Nickolas; and (iii) the termination of the employment agreement for any reason.

In addition, we agreed to (i) provide Mr. Nickolas with vehicle leased in our company’s name, with lease payments not exceeding $700/month or such other amount as may be determined by our board of directors; (ii) pay Mr. Nickolas an allowance of $5,000 per month or such other amount as may be determined by our board of directors, which may be used by Mr. Nickolas as he sees fit, including without limitation, the funding of non-qualified retirement plans; (iii) reimburse Mr. Nickolas for any expenses that he incurs in connection with his duties under his employment agreement.

On November 18, 2016, our company provided notice to Mr. Nickolas of our board of director’s finding that there is “just cause” for termination of Mr. Nickolas’s employment and of our company’s intent to terminate the employment of Mr. Nickolas for “just cause” pursuant to the provision of the employment agreement with Mr. Nickolas dated March 1, 2016. Under the employment agreement, Mr. Nickolas had 30 days to cure the failures and breaches creating “just cause” for termination. Mr. Nickolas failed to cure such failure and breaches and, on April 7, 2017, our company terminated the employment of Mr. Nickolas for cause. In addition, our company removed Mr. Nickolas as the president and chief executive officer of our company. On October 6, 2017, Mr. Nickolas resigned as a director of our company.

On October 31, 2017, our company and its subsidiaries entered into the Settlement Agreement with Steven P. Nickolas, the Nickolas Family Trust, Water Engineering Solutions, LLC and Enhanced Beverages, LLC, companies and trust that are controlled or owned by Mr. Nickolas, and McDowell 78, LLC and Wright Investments Group, LLC, a company controlled or owned by Richard A. Wright. The Settlement Agreement provides that Mr. Nickolas acknowledged and agreed that the employment agreement between Mr. Nickolas and our company was terminated as of April 7, 2017 and no further amounts are owed to Mr. Nickolas under the employment agreement and we agreed to waive restrictive covenants set out in the employment agreement.

Cash Bonus to Steven P. Nickolas

Effective March 15, 2016, we agreed to pay Mr. Nickolas a cash bonus in the amount of $35,000 for past services that he has provided to our company.

Employment Agreement with Richard A. Wright

On March 30, 2016, we entered into an employment agreement dated effective March 1, 2016 with Richard A. Wright, our vice-president, secretary, treasurer and director, pursuant to which Mr. Wright agreed to perform such duties as are regularly and customarily performed by the vice president, secretary and treasurer of a corporation, and any other duties consistent with Mr. Wright’s position in our company. Pursuant to the terms of the employment agreement, we have agreed to (i) pay Mr. Wright $14,000 per month or such other amount as may be determined by our board of directors from time to time; and (ii) issue to Mr. Wright 1,500,000 shares of our Series C Preferred Stock (issued effective as of March 31, 2016). We also agreed that each of the following events constitute a “Negotiated Trigger Event” as defined in the Certificate of Designation for the Series C Preferred Stock: (i) the occurrence of a change of control event; (ii) the death of Mr. Wright; and (iii) the termination of the employment agreement for any reason.

In addition, we may (i) grant awards under our 2013 equity incentive plan to Mr. Wright from time to time and (ii) pay to Mr. Wright an annual discretionary performance bonus in an amount to be determined by our board of directors in its sole discretion. Mr. Wright will also be eligible to participate in other bonus programs offered by our company to our senior staff from time to time.

In addition, Mr. Wright will be entitled to participate in all of our employee benefit plans provided by our company to our senior officers. If we do not provide such plans at any time, we agreed to reimburse Mr. Wright for the reasonable cost of any such plans obtained privately. We also agreed to (i) provide Mr. Wright with vehicle leased in our company’s name, with lease payments not exceeding $700/month or such other amount as may be determined by our board of directors; (ii) pay Mr. Wright an allowance of $5,000 per month or such other amount as may be determined by our board of directors, which may be used by Mr. Wright as he sees fit, including without limitation, the funding of non-qualified retirement plans; (iii) reimburse Mr. Wright for any expenses that he incurs in connection with his duties under his employment agreement. Mr. Wright will be entitled in each year to five weeks’ paid vacation, in addition to weekends and statutory holidays, to be taken in installments of no more than three consecutive weeks of paid time off.

The initial term of the employment agreement is three years and, on the third anniversary of the effective date of the employment and on each annual anniversary date thereafter, the term of the employment agreement will automatically be extended by one additional year unless either party gives 90 days’ written notice to the other of its intention not to renew the employment agreement.

Provided that Mr. Wright has acted within the scope of his authority, we agreed to indemnify and save harmless Mr. Wright (including his heirs and legal representatives) against any and all costs, claims and expenses (including any amounts paid to settle any actions or satisfy any judgments) which: he may suffer or incur by reason of any matter or thing which he may in good faith do or have done or caused to be done as an employee, officer or director of our company, any of its subsidiaries or of any of their respective affiliates; or was reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been an employee, officer or director of our company, any of its subsidiaries or of any of their respective affiliates; provided that, the foregoing indemnification will apply only if: he acted honestly and in good faith with a view to the best interests of our company, any of its subsidiaries or any of their respective affiliates; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Mr. Wright agreed to indemnify and save harmless our company against, and agree to hold it harmless from, any and all damages, injuries, claims, demands, actions, liability, costs and expenses (including reasonable legal fees) incurred or made against our company arising from or connected with the performance or non-performance of his employment by him or the beach of any warranty, representation or covenant herein by him, other than claims by him pursuant to his employment agreement.

If and to the extent we maintain directors’ and officers’ liability insurance for the protection of our executives in connection with acts and omissions occurring during their employment with our company, we agreed that Mr. Wright will be included as an officer and director who is covered by such policy on a basis no less favorable than made available to other executives of our company.

On April 28, 2017, Richard A. Wright resigned as the secretary and treasurer of our company and he was appointed as the chief executive officer of our company.

Cash Bonus to Richard A. Wright

Effective March 15, 2016, we agreed to pay Mr. Wright a cash bonus in the amount of $35,000 for past services that he has provided to our company.

Grant of Series C Convertible Preferred Stock

On March 30, 2016, we designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series C Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series C Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $15,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series C Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

Effective March 31, 2016, we issued a total of 3,000,000 shares of our Series C Preferred Stock (1,500,000 shares to each) to Steven P. Nickolas, a former director and executive officer of our company, and Richard A. Wright, a director and executive officer of our company, pursuant to their employment agreements dated effective March 1, 2016.

On August 17, 2017, we issued 1,500,000 shares of our common stock to Steven P. Nickolas upon conversion of 1,500,000 shares of our Series C Preferred Stock held by Mr. Nickolas. The shares of our Series C Preferred Stock became convertible into shares of our common stock without the payment of any additional consideration by Mr. Nickolas and at the option of Mr. Nickolas because the termination of the employment agreement between our company and Mr. Nickolas was an event constituting a “Negotiated Trigger Event” as defined in the Certificate of Designation for our Series C Preferred Stock.

Grant of Series D Convertible Preferred Stock

On May 3, 2017, we designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series D Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series D Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $40,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series D Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

Effective May 3, 2017, we issued a total of 1,000,000 shares of our Series D Preferred Stock to Richard A. Wright.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

Other than the provisions of the employment agreement with Mr. Wright described below, we have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to our directors or executive officers at, following, or in connection with the resignation, retirement or other termination of our directors or executive officers, or a change in control of our company or a change in our directors’ or executive officers’ responsibilities following a change in control.

If, within 90 days of the occurrence of a change of control event, Mr. Wright resigns from his employment relationship with our company or our company terminates his employment agreement for any reason other than for just cause, then we agreed to pay Mr. Wright severance in an amount equal to the following: 36 months’ salary plus an amount, if any, equal to the following: one month’s salary multiplied by the number of calendar years, starting on the effective date of the employment agreement, that Mr. Wright is employed by our company under his employment agreement.

We may terminate Mr. Wright’s employment at any time for other than just cause by delivering to Mr. Wright written notice of termination. In such a case, we agreed to pay Mr. Wright severance in an amount equal to the following: 36 months’ salary plus an amount, if any, equal to the following: one month’s salary multiplied by the number of calendar years, starting on the effective date of the employment, that Mr. Wright is employed by our company under his employment agreement.

Subject to applicable employment laws or similar legislation, we may terminate Mr. Wright’s employment in the event he has been unable to perform his duties for a period of eight consecutive months or a cumulative period of 12 months in any consecutive 24 month period, because of a physical or mental disability. Mr. Wright’s employment will automatically terminate on his death. In the event Mr. Wright’s employment with our company terminates by reason of Mr. Wright’s death or disability, then upon and immediately effective on the date of termination we agreed to promptly pay and provide Mr. Wright (or in the event of Mr. Wright’s death, Mr. Wright’s estate); any unpaid salary and any outstanding and accrued regular and special vacation pay through the date of termination; reimbursement for any unreimbursed expenses incurred through to the date of termination; and any outstanding amounts due under any awards which will be dealt with in accordance with our 2013 equity incentive plan and the award agreement. In the event Mr. Wright’s employment is terminated due to a disability, we agreed to pay to Mr. Wright the severance referred to above.

We may terminate Mr. Wright’s employment for just cause at any time by delivering to Mr. Wright written notice of termination. In the event that Mr. Wright’s employment with our company is terminated by our company for just cause, Mr. Wright will not be entitled to any additional payments or benefits (except as otherwise provided in his employment agreement), other than for amounts due and owing to Mr. Wright by our company as of the date of termination, except for any awards under our 2013 equity incentive plan will be dealt with in accordance with the plan and award agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of March 31, 2017:

	Option awards					Stock awards
									Equity
									incentive
								Equity	plan
								incentive	awards:
								plan	Market
			Equity				Market	awards:	or
			incentive				value	Number	payout
			plan			Number	of	of	value of
			awards:			of	shares	unearned	unearned
	Number	Number	Number			shares	of	shares,	shares,
	of	of	of			or units	units of	units or	units
	securities	securities	securities			of stock	stock	other	or other
	underlying	underlying	underlying			that	that	rights	rights
	unexercised	unexercised	unexercised	Option		have	have	that have	that
	options	options	unearned	exercise	Option	not	not	not	have not
	(#)	(#)	options	price	expiration	vested	vested	vested	vested
Name	exercisable	unexercisable	(#)	($)	date	(#)	($)	(#)	($)
Steven P. Nickolas(1)	60,000	Nil	Nil	7.50	October 9, 2023(2)	Nil	Nil	Nil	Nil
	12,000	Nil	Nil	8.25	May 12, 2019(2)	Nil	Nil	Nil	Nil
	60,000	Nil	Nil	7.275	May 21, 2024(2)	Nil	Nil	Nil	Nil
	16,000	Nil	Nil	5.75	February 18, 2020(2)	Nil	Nil	Nil	Nil
	1,500,000	Nil	Nil	0.52	October 7, 2023(2)	Nil	Nil	Nil	Nil
Richard A. Wright	60,000	Nil	Nil	7.50	October 9, 2023(3)	Nil	Nil	Nil	Nil
	12,000	Nil	Nil	8.25	May 12, 2019(3)	Nil	Nil	Nil	Nil
	60,000	Nil	Nil	7.275	May 21, 2024(3)	Nil	Nil	Nil	Nil
	16,000	Nil	Nil	5.75	February 18, 2020(3)	Nil	Nil	Nil	Nil
	1,500,000	Nil	Nil	0.52	October 7, 2023(4)	Nil	Nil	Nil	Nil

Notes:

(1)	On April 7, 2017, our company removed Mr. Nickolas as the president and chief executive officer of our company. On October 6, 2017, Mr. Nickolas resigned as a director of our company.
(2)

Pursuant to the Settlement Agreement entered into on October 31, 2017, Mr. Nickolas acknowledged and agreed that 1,500,000 stock options with an exercise price of $0.52 issued to Mr. Nickolas on or about March 1, 2016 has expired and a total of 148,000 stock options issued to Mr. Nickolas before 2016 will automatically expire 90 days from October 6, 2017, the date Mr. Nickolas ceased being a director of our company.

(3)	Effective August 17, 2017, these stock options were cancelled without consideration in connection with the grant of 1,000,000 shares of Series D Preferred Stock to Mr. Wright, effective May 3, 2017.
(4)

Pursuant to the Stock Option Forfeiture & General Release dated November 8, 2017 executed by Richard A. Wright and Sharon Wright, Mr. Wright’s spouse, Mr. Wright acquired 200,000 shares of our Series D Preferred Stock in exchange for forfeiting, terminating and cancelling Mr. Wright’s stock options to purchase 1,500,000 shares of our common stock at an exercise price of $0.52 per share, effective as of November 8, 2017.

Compensation of Directors

During the fiscal year ended March 31, 2017, directors who were not our named executive officers did not receive any compensation.

Effective April 28, 2017, we granted 350,000 stock options to Aaron Keay, a director of our company. These stock options are exercisable at the exercise price of $1.29 per share for a period of ten years from the date of grant and vest as follows: (i) 87,500 upon the date of grant; and (ii) 87,500 on each anniversary date of grant.

Effective April 28, 2017, we granted 100,000 stock options to Bruce Leitch, a director of our company. These stock options are exercisable at the exercise price of $1.29 per share for a period of ten years from the date of grant and vest as follows: (i) 25,000 upon the date of grant; and (ii) 25,000 on each anniversary date of grant.

We have no formal plan for compensating our directors for their services in their capacity as directors. Our directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on their behalf other than services ordinarily required of a director.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 5, 2017, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of any class of our voting securities and by each of our directors, our executive officers and by our executive officers and directors as a group.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Steven P. Nickolas 14301 North 87 St., Suite 109 Scottsdale, AZ 85260	Common Stock	2,348,000(3)	10.62%
	Series D Preferred Stock(6)	300,000	7.89%
Richard A. Wright 14646 N. Kierland Blvd. Suite 255 Scottsdale, AZ 85254	Common Stock	1,038,872(4)	4.73%
	Series C Preferred Stock(5)	1,500,000	100%
	Series D Preferred Stock(6)	1,500,000	39.47%
David Guarino	Common Stock	740,000	3.37%
	Series D Preferred Stock(6)	1,000,000	26.32%
Aaron Keay	Common Stock	87,500(7)	*
Bruce Leitch	Common Stock	25,000(8)	*
All executive officers and directors as a group (4 persons)	Common Stock	1,891,372	8.57%
	Series C Preferred Stock(5)	1,500,000	100%
	Series D Preferred Stock(6)	2,500,000	65.79%

Notes

*     Less than 1%.

(1)

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)

Percentage of common stock is based on 21,958,062 shares of our common stock issued and outstanding as of December 5, 2017. Percentage of Series C Preferred Stock is based on 1,500,000 shares of Series C Preferred Stock issued and outstanding as of December 5, 2017. Percentage of Series D Preferred Stock is based on 3,800,000 shares of Series D Preferred Stock issued and outstanding as of December 5, 2017.

(3)

Consists of 2,200,000 shares of our common stock and 148,000 stock options exercisable within 60 days. Except for the number of stock options, these numbers are approximate numbers based on information currently available to our company.

(4)

Consists of 700,000 shares of our common stock, 169,572 shares of our common stock owned by Lifewater Industries, LLC and 169,300 shares of our common stock owned by WiN Investments, LLC. Richard A. Wright exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Lifewater Industries, LLC and WiN Investments, LLC.

(5)

Each share of the Series C Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $15,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series C Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

(6)

Each share of the Series D Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $40,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series D Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

(7)	Consists of 87,500 stock options exercisable within 60 days.

(8)	Consists of 25,000 stock options exercisable within 60 days.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

Transactions with Related Persons, Promoters and Certain Control Persons and Corporate Governance

Other than as disclosed below, there has been no transaction, since April 1, 2014, or currently proposed transaction, in which our company was or is to be a participant and the amount involved exceeds $40,230.13, being the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest:

(a)	Any director or executive officer of our company;

(b)	Any person who beneficially owns, directly or indirectly, more than 5% of any class of our voting securities;

(c)

Any person who acquired control of our company when it was a shell company or any person that is part of a group, consisting of two or more persons that agreed to act together for the purpose of acquiring, holding, voting or disposing of our common stock, that acquired control of our company when it was a shell company; and

(d)	Any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

Related Party Transactions with Water Engineering Solutions, LLC

On April 2, 2014, we entered into an equipment sale/lease back agreement with Water Engineering Solutions, LLC for specialized equipment with an original cost of $208,773 acquired in August 2013. Under the terms of the agreement, Water Engineering Solutions, LLC bought back the equipment for $188,000 in April 2014 and the equipment was leased back to us for $188,000 at a rate of 8% per annum for a term of 60 months with the residual amount of $1.00. For the term of the agreement, we agreed to deliver to Water Engineering Solutions, LLC lease payments in the amount of $3,811.96 per month, commencing on May 2, 2014. In addition, the agreement provides that the title will pass to us upon completion of the term and payment of $1.00 residual amount.

Under the terms of the exclusive manufacturing agreement entered into on April 15, 2013 between our company and Water Engineering Solutions LLC, we paid $690,000 on May 1, 2014 and $21,500 on June 27, 2014, $115,000 on July 1, 2014, $10,000 on August 2, 2014 and $100,000 on August 22, 2014 for specialized equipment used in the production of our alkaline water.

Under the terms of the exclusive manufacturing agreement entered into on April 15, 2013 between our company and Water Engineering Solutions LLC, an entity that is controlled and majority owned by Steven P. Nickolas, a stockholder who beneficially owns, directly or indirectly, more than 5% of a class of our voting securities and a former officer and director of our company, and Richard A. Wright, an officer, director and stockholder of our company, and during the years ended March 31, 2017 and March 31, 2016, we paid $104,619 and $312,500, respectively, to Water Engineering Solutions LLC for custom engineered equipment used in the production of our alkaline water.

Other Related Party Transactions

On August 1, 2013 we entered into a 3-year sub-lease agreement requiring a monthly payment of $2,085 for office space in Scottsdale, Arizona, with a basic monthly lease increase of 8% and 7% on each anniversary date. The sub-lessor was an entity owned by Steven P. Nickolas, a stockholder who beneficially owns, directly or indirectly, more than 5% of a class of our voting securities, and a former officer and director. This sub-lease agreement was terminated at the end of the 3-year term.

During the period from June 19, 2012 to June 30, 2014, we had a total of $65,378 in general and administrative expenses with related parties. Of the total, $33,592 was to four different entities consisting of consulting fees to Beverage Science Laboratories ($25,000), Water Enhanced Technologies, Inc. ($3,000) and WiN Investments, LLC ($2,000), entities controlled and owned by Steven P. Nickolas, a stockholder who beneficially owns, directly or indirectly, more than 5% of a class of our voting securities, and a former officer and director, and Water Engineering Solutions, LLC ($3,592), an entity controlled and owned by Steven P. Nickolas and Richard A. Wright. In addition, $12,000 was rent to Steven P. Nickolas and $16,500 was professional fees to Wright Tax Solutions, LLC ($12,500) and Wright Investment Group ($4,000), entities controlled and owned by Richard A. Wright and $7,638 for health insurance for Steven P. Nickolas $9,000 auto allowance for Steve A Nickolas and $3,385 auto allowance for Richard A. Wright.

On November 8, 2017, we entered into an Exchange Agreement and Mutual Release of Claims (the “Exchange Agreement”) with Richard A. Wright, our president, chief executive officer and director.

The Exchange Agreement provides, among other things, the following:

1.	Within five business date of the full execution of the Exchange Agreement, we agreed to instruct our transfer agent to issue Mr. Wright 700,000 shares of our common stock (issued on November 9, 2017);

2.	Within 10 business days of the full execution of the Exchange Agreement, we agreed to issue 300,000 shares of our Series D Preferred Stock (issued on November 9, 2017);

3.

In exchange of 700,000 shares of our common stock and 300,000 shares of our Series D Preferred Stock described above, Mr. Wright forfeited his 10,000,000 shares of our Series A Preferred Stock, to be cancelled for no further consideration; and

4.	The parties also agreed to mutual release of claims.

On November 8, 2017, Richard A. Wright and Sharon Wright, Mr. Wright’s spouse, executed a Stock Option Forfeiture & General Release (the “Stock Option Forfeiture Agreement”).

The Stock Option Forfeiture Agreement provides, among other things, the following:

1.

In exchange for, among other things, receipt of 200,000 shares of our Series D Preferred Stock (issued on November 9, 2017), Mr. Wright agreed that Mr. Wright’s stock options to purchase 1,500,000 shares of our common stock at an exercise price of $0.52 per share were forfeited, terminated and otherwise cancelled as of November 8, 2017; and

2.	Mr. Wright also agreed to release of claims against our company.

On November 8, 2017, Mr. Wright’s stock options to purchase 1,500,000 shares of our common stock at an exercise price of $0.52 per share were forfeited, terminated and otherwise cancelled.

On October 31, 2017, our company and its subsidiaries entered into a Settlement Agreement and Mutual Release of Claims with Steven P. Nickolas, the Nickolas Family Trust, Water Engineering Solutions, LLC and Enhanced Beverages, LLC, companies and trust that are controlled or owned by Mr. Nickolas, and McDowell 78, LLC and Wright Investments Group, LLC, a company controlled or owned by Richard A. See Legal Proceedings above for more information on the Settlement Agreement and Mutual Release of Claims.

On September 14, 2017, Wright Investment Group LLC, an entity controlled by Richard A. Wright, our president, chief executive officer and director, advanced $200,000 to our company. On October 17, 2017, Wright Investment Group LLC advanced $400,000 to our company.

Compensation for Executive Officers and Directors

Effective April 28, 2017, we issued 130,000 shares of common stock to David Guarino, who was appointed as the chief financial officer, secretary, treasurer and a director of our company on the same date. These shares are restricted from transfer for a period of two years. In addition, effective May 3, 2017, we issued 1,000,000 shares of our Series D Preferred stock to Mr. Guarino.

For additional information regarding compensation for our executive officers and directors, see “Executive Compensation”.

Director Independence

We currently act with four directors consisting of Richard A. Wright, David Guarino, Aaron Keay, and Bruce Leitch. Our common stock is quoted on the OTCQB operated by the OTC Markets Group, which does not impose any director independence requirements. Under NASDAQ rule 5605(a)(2), a director is not independent if he or she is also an executive officer or employee of the corporation or was, at any time during the past three years, employed by the corporation. Using this definition of independent director, we have two independent directors, Aaron Keay and Bruce Leitch.

Where You Can Find More Information

We are not required to deliver an annual report to our stockholders unless our directors are elected at a meeting of our stockholders or by written consents of our stockholders. If our directors are not elected in such manner, we are not required to deliver an annual report to our stockholders and will not voluntarily send an annual report.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

The Alkaline Water Company Inc.

Prospectus

Up to 3,900,000 Shares of Common Stock Underlying the Warrants

December 5, 2017